EXHIBIT 10.15

__________________________________

REVOLVING CREDIT AGREEMENT
dated as of
July 27, 2017
among
NETFLIX, INC.,
as the Borrower,
the Lenders party hereto,
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as the Administrative Agent

__________________________________

MORGAN STANLEY SENIOR FUNDING, INC.,
GOLDMAN SACHS BANK USA,
JPMORGAN CHASE BANK, N.A.,
DEUTSCHE BANK SECURITIES INC. and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners
__________________________________

Section 8.10	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	69
ARTICLE 9
MISCELLANEOUS
Section 9.01	Notices	70
Section 9.02	Waivers; Amendments	73
Section 9.03	Expenses; Indemnity; Damage Waiver	74
Section 9.04	Successors and Assigns	76
Section 9.05	Survival	80
Section 9.06	Counterparts; Integration; Effectiveness	81
Section 9.07	Severability	81
Section 9.08	Right of Setoff	81
Section 9.09	Governing Law; Jurisdiction; Consent to Service of Process	82
Section 9.10	Waiver Of Jury Trial	82
Section 9.11	Headings	83
Section 9.12	Confidentiality	83
Section 9.13	Interest Rate Limitation	84
Section 9.14	No Advisory or Fiduciary Responsibility	85
Section 9.15	Electronic Execution of Assignments and Certain Other Documents	85
Section 9.16	USA PATRIOT Act	85
Section 9.17	Release of Guarantors and Collateral	86
Section 9.18	Acknowledgement and Consent to Bail-in of EEA Financial Institutions	87

Schedules
Schedule 2.01	Lenders and Revolving Commitments

Exhibits
Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Revolving Note
Exhibit E	Form of Guaranty
Exhibit F	Form of Compliance Certificate
Exhibit G-1	Form of U.S. Tax Compliance Certificate
Exhibit G-2	Form of U.S. Tax Compliance Certificate
Exhibit G-3	Form of U.S. Tax Compliance Certificate
Exhibit G-4	Form of U.S. Tax Compliance Certificate

REVOLVING CREDIT AGREEMENT dated as of July 27, 2017 among NETFLIX, INC., as the Borrower, the LENDERS party hereto and MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent.
The Borrower (such term and each other capitalized term used and not otherwise defined in these recitals having the meaning assigned to it in Article 1), has requested the Lenders to make Loans to the Borrower on a revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date.
The proceeds of borrowings hereunder are to be used for the purposes described in Section 5.09. The Lenders are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, for valuable consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, for any Interest Rate Determination Date with respect to an Interest Period (or, solely for purposes of clause (iii) in the defined term “Alternate Base Rate,” for purposes of determining the Alternate Base Rate as of any date) for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) the LIBO Rate for dollars for such Interest Period (or such date, as applicable) by (ii) an amount equal to (x) one minus (y) the Applicable Reserve Requirement; provided that in no event shall the Adjusted LIBO Rate be less than 0.00%.
“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent from time to time.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning set forth in Section 9.01(d).
“Agents” means, collectively, the Administrative Agent and the Arrangers.

“Aggregate Debt” means the sum of the following as of the date of determination: (1) the lesser of (A) the then outstanding aggregate principal amount of the Indebtedness of the Borrower and its Domestic Restricted Subsidiaries incurred after the Effective Date and secured by Liens not permitted under Section 6.02(a) and (B) the fair market value of the assets subject to the Liens referred to in clause (A), as determined in good faith by the Board of Directors; (2) the then outstanding aggregate principal amount of all consolidated Indebtedness of the Borrower and its Domestic Restricted Subsidiaries that constitutes Subsidiary Debt incurred after the Effective Date and not permitted under Section 6.01(b); provided, that any such Subsidiary Debt will be excluded from this clause (2) to the extent that such Subsidiary Debt is included in clause (1) or (3) of this definition; and (3) the then existing Attributable Liens of the Borrower and its Domestic Restricted Subsidiaries in respect of sale and lease-back transactions entered into after the Effective Date pursuant to Section 6.04(b); provided, that any such Attributable Liens will be excluded from this clause (3) to the extent that such Indebtedness relating thereto is included in clause (1) or (2) of this definition. For the avoidance of doubt, in no event will the amount of Indebtedness (including Guarantees of such Indebtedness) be required to be included in the calculation of Aggregate Debt more than once despite the fact that more than one Person is liable with respect to such Indebtedness and despite the fact that such Indebtedness is secured by the assets of more than one Person.
“Aggregate Total Exposure” means, as at any date of determination, the aggregate principal amount of all outstanding Loans.
“Agreement” means this Revolving Credit Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the sum of (a) the Adjusted LIBO Rate that would be payable on such day for a Eurodollar Borrowing with a one-month interest period plus (b) 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (ii) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act 2010 to the extent applicable, all other applicable anti-corruption laws, the Bank Secrecy Act to the extent applicable, the USA Patriot Act, and the applicable anti-money laundering statutes of jurisdictions where the Borrower and its Subsidiaries conduct business, and the rules and regulations (if any) thereunder enforced by any governmental agency.
“Anti-Terrorism Laws” has the meaning set forth in Section 3.15(a).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, for any day, (i) 0.75% per annum with respect to any Eurodollar Loan and (ii) 0.00% per annum with respect to any ABR Loan.
“Applicable Reserve Requirement” means for any day as applied to a Eurodollar Borrowing, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means each of MSSF, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC in its capacity as a joint lead arranger and a joint bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Attributable Liens” means in connection with a sale and lease-back transaction the lesser of: (1) the fair market value of the assets subject to such transaction, as determined in good faith by the Borrower’s Board of Directors; and (2) the present value (discounted at a rate of 10% per annum compounded monthly) of the obligations of the lessee for rental payments during the shorter of the term of the related lease or the period through the first date on which the Borrower or the applicable Subsidiary may terminate the lease.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.
“Bankruptcy Event” means an Event of Default of the type described in Section 7.01(h), (i) or (j).
“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).
“Board of Directors” means the Board of Directors of the Borrower or any committee thereof duly authorized to act on behalf of such Board.
“Borrower” means Netflix, Inc., a Delaware corporation.
“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means (a) in the case of a Eurodollar Borrowing, $5,000,000 and (b) in the case of an ABR Borrowing, $5,000,000.
“Borrowing Multiple” means (a) in the case of a Eurodollar Borrowing $1,000,000, and (b) in the case of an ABR Borrowing, $1,000,000.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.
“Capital Lease” means any lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.
“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means:
(1)    the Borrower becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or has become the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the Voting Stock of the Borrower; provided, however, that for purposes of this clause (1) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly; and provided, further, that a transaction will not be deemed to involve a Change of Control under this clause (1) if (a) the Borrower becomes a direct or indirect wholly owned subsidiary of another Person, and (b)(i) the direct or indirect holders of the Voting Stock of such Person immediately following that transaction are substantially the same as the holders of the Borrower’s Voting Stock immediately prior to that transaction or (ii) immediately following that transaction no “person” or “group” (other than a Person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; or
(2)    the Borrower sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all assets of the Borrower and its Subsidiaries taken as a whole to, or merges or consolidates with, a Person (other than the Borrower or any of its Subsidiaries), other than any such merger or consolidation where the shares of the Borrower’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or parent entity thereof immediately after giving effect to such transaction.
“Change of Control Triggering Event” means the occurrence of (1) a Change of Control that is accompanied or followed by a downgrade of the corporate family rating of the Borrower within the Ratings Decline Period for such Change of Control by each of Moody’s and S&P (or, in the event Moody’s or S&P or both shall cease rating the corporate family rating of the Borrower (for reasons outside the control of the Borrower) and the Borrower shall select any other nationally recognized rating agency, the equivalent of such ratings by such other nationally recognized rating agency) and (2) the corporate family rating of the Borrower on any day during such Ratings Decline Period is below the lower of the rating by such nationally recognized rating agency in effect (a) immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement) and (b) on the Effective Date.
“Charges” has the meaning set forth in Section 9.13.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Collateral Document.
“Collateral Documents” means all documents, agreements or grants pursuant to which the Borrower or any Subsidiary grants, perfects or continues a security interest in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders.
“Collateral Trigger Event” has the meaning set forth in Section 5.10(b).
“Commitment” means the Revolving Commitment.
“Commitment Fee” has the meaning set forth in Section 2.09(a).
“Communications” has the meaning set forth in Section 9.01(d).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, with respect to any Person for any Measurement Period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of: (1) Consolidated Net Income; (2) Consolidated Non-cash Charges; (3) Consolidated Interest Expense; (4) Consolidated Income Tax Expense; (5) restructuring expenses and charges; (6) any expenses or charges related to any equity offering, Investment, recapitalization or incurrence of Indebtedness not prohibited under this Agreement (whether or not successful) or related to the issuance of the Existing Notes or the Transactions; (7) costs or accruals or reserves incurred in connection with acquisitions after the Effective Date; and (8) any costs or expenses incurred by the Borrower or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests).
Consolidated EBITDA shall be calculated after giving effect on a pro forma basis for the applicable Measurement Period to any asset sales or other dispositions or acquisitions, investments, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) by such Person and its Subsidiaries (1) that have occurred during such Measurement Period or at any time subsequent to the last day of such Measurement Period and on or prior to the date of the transaction in respect of which Consolidated EBITDA is being determined and (2) that the Borrower determines in good faith are outside the ordinary course of business, in each case as if such asset sale or other disposition or acquisition, investment, merger, consolidation or disposed operation occurred on the first day of such Measurement Period. For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X under the Securities Act; provided that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that are reasonably identifiable and factually supportable and have been realized or for which the steps necessary for realization have been taken or have been identified and are reasonably expected to be taken within one year following any such transaction (which operating expense reductions are reasonably expected to be sustainable); provided, further, that the Borrower shall not be required to give pro forma effect to any transaction that it does not in good faith deem material. Such pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower.
“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted in computing Consolidated Net Income.
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the total net interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP to the extent deducted in calculating Consolidated Net Income, of such Person and its Subsidiaries, including, without limitation: (1) any amortization of debt discount; (2) the net cost under any Swap Contract in respect of interest rate protection (including any amortization of discounts); (3) the interest portion of any deferred payment obligation; (4) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances, financing activities or similar activities; (5) all accrued interest; (6) the interest component of Capital Lease obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; (7) all capitalized interest of such Person and its Subsidiaries for such period; and (8) the amount of any interest expense attributable to minority equity interests of third parties in any non-wholly owned Subsidiary.
“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication: (1) all extraordinary gains or losses (net of fees and expense relating to the transaction giving rise thereto), income, expenses or charges; (2) the portion of net income of such Person and its Subsidiaries allocable to minority interest in unconsolidated Persons (provided, however, that net income of any such unconsolidated Person or Subsidiary shall be included to the extent that cash dividends or distributions have actually been received by such Person); (3) gains or losses in respect of any asset sales outside of the ordinary course of business by such Person or one of its Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis; (4) the net income (loss) from any disposed or discontinued operations or any net gains or losses on disposed or discontinued operations, on an after-tax basis; (5) any gain or loss realized as a result of the cumulative effect of a change in accounting principles; (6) any net after-tax gains or losses attributable to the early extinguishment or conversion of indebtedness, derivative instruments or other long-term liabilities; (7) non-cash gains, losses, income and expenses resulting from the application of fair value accounting to certain derivative instruments as required by Accounting Standards Codification Topic 815 or any related subsequent Accounting Standards Codification Topics; and (8) gains or losses resulting from currency fluctuations.
In addition, to the extent not already included in Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses or charges that are covered by indemnification or other reimbursement provisions in connection with any Investment or sale, conveyance, transfer or disposition of assets not prohibited under this Agreement.
“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill, other intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses), impairment charges or asset write-off or write-downs, non-cash compensation expense incurred in connection with the issuance of Equity Interests to any director, officer, employee or consultant of such Person or any Subsidiary, and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss and excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period); provided that Consolidated Non-cash Charges shall not include the amortization of content library.
“Consolidated Subsidiaries” means, as of any date of determination and with respect to any Person, those Subsidiaries of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.
“Content” means rights to audio/visual content, and any rights in assets related to the acquisition, development, production or licensing of such content, and the products and proceeds thereof.
“Content Acquisition Transaction” means any purchase (which includes the development, production, licensing of Content or other arrangement for the acquisition of Content, including through the acquisition of one or more entities whose primary assets are Content) of any Content by the Borrower or any Subsidiary.
“Content Disposition Transaction” means any disposition (which includes the sale, licensing, exploitation, distribution or other arrangement for the disposition) of any Content or any rights or assets related thereto, including any transaction (including a borrowing) for purposes of monetizing receivables or other rights to payment arising from any such disposition.
“Content Project Subsidiary” means a Subsidiary formed for the purpose of purchasing (which includes the development, production or licensing of Content or other arrangement for the acquisition of Content, including through the acquisition of one or more entities whose primary assets are Content) or disposing (which includes the sale, licensing, exploitation, distribution or other arrangement for the disposition) of Content, provided that the assets of such Subsidiary are limited to (A) Content with respect to Related Projects, (B) assets and rights arising from any disposition (which includes the sale, licensing, exploitation, distribution or other arrangement for the disposition) of any such Content, (C) cash and cash equivalents, (D) equity of a Subsidiary that is a Content Project Subsidiary with respect to a Related Project, and (E) other assets and rights related to or reasonably necessary or useful for the purpose of engaging in any such acquisition or disposition of such Content.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.
“Convertible Notes” means debt securities that are convertible solely into, or exchangeable solely for, Equity Interests and/or cash.
“Credit Parties” has the meaning set forth in Section 9.12(a).
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business

Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Disqualified Equity Interests” means, with respect to any Person, Equity Interests of such Person that by their terms (or by terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, the passage of time or otherwise are:
(1)    required to be redeemed or redeemable at the option of the holder in whole or in part prior to the Maturity Date for consideration other than Qualified Equity Interests; or
(2)    convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Indebtedness;
provided, in each case, that (x) only the portion of such Equity Interests which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Disqualified Equity Interests, (y) Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon a “change of control” or “asset sale” occurring prior to the Maturity Date, and (z) Equity Interests issued to any plan for the benefit of employees of such Person or its subsidiaries or by any plan to such employees will not constitute Disqualified Equity Interests solely because it may be required to be repurchased by such Person or its subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Institution” means (a) any Person that has been identified in writing to the Administrative Agent prior to the Effective Date as a “Disqualified Institution”, (b) any Person that is a competitor or potential competitor of the Borrower or any of its Subsidiaries or any Affiliate of such competitor or potential competitor (in each case as determined in good faith by the Borrower) that has been identified in writing to the Administrative Agent from time to time as a “Disqualified Institution” by the Borrower, other than any such Person that is a bona fide debt fund and (c) any Person (including an Affiliate or Approved Fund of a Lender) whose primary activity is the trading or acquisition of distressed debt; provided that (i) any Person that becomes a “Disqualified Institution” after the applicable Trade Date with respect to an assignment or participation shall not retroactively be deemed a “Disqualified Institution” for purposes of such assignment or participation or any previously acquired assignment or participation (but such Person shall not be able to increase its Commitments or participations hereunder), (ii) such assignment or participation and, in the case of an assignment, the execution by the Borrower of an Assignment and Assumption with respect to such assignee, will not by itself result in such assignee no longer being considered a “Disqualified Institution”; provided, however, that, in each case, the term “Disqualified Institution” shall not include any person that has been identified in writing to the Administrative Agent from time to time by the Borrower as no longer constituting a “Disqualified Institution” and (iii) clause (c) above shall not apply at any time that a Specified Event of Default has occurred and is continuing.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized or existing under the laws of the United States, any state thereof or the District of Columbia, other than any such Subsidiary that is owned (directly or indirectly) by a Foreign Subsidiary of such Person.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Engagement Letter” means that certain Engagement Letter, dated as of June 30, 2017, by and between the Borrower and MSSF.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, transportation, storage, treatment, disposal, management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any Environmental Law, including compliance or noncompliance therewith, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Indebtedness convertible into or exchangeable for equity.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or a Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, as to which the PBGC has not waived under subsection 22, 23, 25, 26, 27, 28, 29, 30, 31, 32, 34 or 35 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event; (b) the termination of any Plan under Section 4041(c) of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; (g) the complete or partial withdrawal of any Borrower, Subsidiary or any ERISA Affiliate from a Multiemployer Plan which results in the imposition of Withdrawal Liability or the insolvency under Title IV of ERISA of any Multiemployer Plan or (h) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning set forth in Section 7.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located, or, in the case of any Lender, its applicable lending office is located or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 2.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order” has the meaning set forth in Section 3.15(a).
“Existing Notes” means the Borrower’s 5.375% Senior Notes due 2021, 5.50% Senior Notes due 2022, 5.750% Senior Notes due 2024, 5.875% Senior Notes due 2025, 4.375% Senior Notes due 2026 and 3.625% Senior Notes due 2027.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any published intergovernmental agreement and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“FCPA” means the Foreign Corrupt Practices Act of 1977, (15 U.S.C. §§ 78dd-1, et seq.) as amended.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day or, if no such rate is so published on any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that if the relevant screen rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Officer” means any of the chief financial officer, principal accounting officer, vice president of finance or corporate controller or most senior financial officer of the Borrower.
“Foreign Lender” means any Lender whose interest in any Obligation is treated for U.S. federal income tax purposes as owned by a Person that is not a U.S. Person.
“Foreign Subsidiary” means with respect to any Person, any subsidiary of such Person other than one that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession of the United States, which are in effect as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of this Agreement shall utilize GAAP as in effect on the Effective Date.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. For the avoidance of doubt, an agreement or arrangement or series of related agreements or arrangements providing for or in connection with the purchase of assets, securities, services or rights (including, without limitation, a Content Acquisition Transaction) that is entered into in connection with the business of the Borrower or any Subsidiary (including any consent or acknowledgement of assignment, including any assignment of payment obligations and related obligations, and related waivers) shall not constitute a Guarantee, provided payment obligations provided for under such agreements or arrangements are limited to payments for assets, securities, services and rights (including Content) and other ancillary payment obligations customary in such transactions. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means any Subsidiary of the Borrower that has delivered a Guaranty or a joinder agreement to a Guaranty in accordance with the provisions of this Agreement.
“Guaranty” means a guaranty agreement in substantially the form of Exhibit E hereto.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Increased Amount Date” has the meaning set forth in Section 2.18(a).
“Indebtedness” of any specified Person means any obligation for borrowed money.
For the avoidance of doubt, Indebtedness with respect to any Person only includes indebtedness for the repayment of money provided to such Person, and does not include any other kind of indebtedness or obligation notwithstanding that such other indebtedness or obligation may be evidenced by a note, bond, debenture or other similar instrument, may be in the nature of a financing transaction, or may be an obligation that under GAAP is classified as “debt” or another type of liability, whether required to be reflected on the balance sheet of such Person or otherwise. For the further avoidance of doubt, the inclusion of specific obligations under Section 6.01(b) shall not create any implication that any such obligations constitute Indebtedness.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Information” has the meaning set forth in Section 9.12(a).
“Initial Lien” has the meaning set forth in Section 6.02(a).
“Interest Election Request” has the meaning set forth in Section 2.05(b).
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months or less than one month) thereafter, as the Borrower may elect; provided that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (1) the purchase or acquisition of any Capital Stock or other evidence of beneficial ownership in another Person; and (2) the purchase, acquisition or Guarantee of the Indebtedness or other liability of another Person.
“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.
“Joint Venture” means, with respect to any Person, any partnership, corporation or other entity in which up to and including 50% of the Equity Interests is owned, directly or indirectly, by such Person and/or one or more of its subsidiaries.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“LIBO Rate” means, for any Interest Rate Determination Date with respect to an Interest Period (or, solely for purposes of clause (iii) in the defined term “Alternate Base Rate,” for purposes of determining the Alternate Base Rate as of any date) for a Eurodollar Borrowing, the rate per annum determined by the Administrative Agent on the basis of the rate for deposits in dollars for a period equal to such Interest Period commencing on the first day of such Interest Period as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency) appearing on Reuters Screen LIBOR01 page (or any successor page) as of approximately 11:00 a.m., London, England time, on such Interest Rate Determination Date; provided that, in the event such rate does not appear on such page or service or if such page or service shall cease to be available, the LIBO Rate shall be determined by the Administrative Agent by reference to such other comparable publicly available service for displaying LIBO rates as may be selected by the Administrative Agent, or, in the absence of such availability, the arithmetic mean of the rates (rounded upward to the nearest 1/100th of 1%) as supplied to Administrative Agent at its request and quoted by the reference banks appointed by the Administrative Agent in consultation with the Borrower to leading banks who consent to such appointment in the London interbank market for deposits in dollars of a duration equal to the duration of such Interest Period, on such Interest Rate Determination Date.
“Lien” means any lien, security interest, mortgage, charge or similar encumbrance; provided, however, that in no event shall an operating lease or a nonexclusive license be deemed to constitute a Lien.
“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any), any Joinder Agreement, any Guaranty, any instrument of joinder to any Guaranty delivered pursuant to the terms hereof and any other agreement, instrument or document executed after the date hereof and designated by its terms as a Loan Document.
“Loan Parties” means the Borrower, the Guarantors and any other Subsidiaries that are party to any Collateral Documents.
“Loans” means the Revolving Loans.
“Local Time” means New York City time.
“Material Adverse Effect” means a material adverse effect on (a) the business, property, financial condition or long-term results of operations of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its payment obligations under any Loan Document to which it is a party and (c) the rights of or remedies available to the Agents and the Lenders under the terms of this Agreement or any Guaranty.
“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents and other than Indebtedness among the Borrower and its Subsidiaries) of any one or more of the Borrower and its Significant Subsidiaries in a principal amount exceeding $250,000,000.
“Maturity Date” means July 27, 2022.
“Maximum Rate” has the meaning set forth in Section 9.13.
“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower for which financial statements have been filed with the SEC.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“MSSF” means Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or could be an obligation to contribute of) the Borrower or a Subsidiary or an ERISA Affiliate, and each such plan for the five- year period immediately following the latest date on which the Borrower, or a Subsidiary or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“New Commitments” has the meaning set forth in Section 2.18(a).
“New Lender” has the meaning set forth in Section 2.18(a).
“New Loan” has the meaning set forth in Section 2.18(b).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.02 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Public Information” means information that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Note” has the meaning set forth in Section 2.07(d).
“Obligations” means all amounts owing by any Loan Party to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Subsidiaries, whether or not allowed in such case or proceeding).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document). For the avoidance of doubt, Taxes described in clause (a) of the definition of “Excluded Taxes” constitute Other Connection Taxes.
“Other Taxes” means any and all present or future stamp, court or documentary taxes or any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than such taxes imposed with respect to an assignment that occurs as a result of the Borrower’s request pursuant to Section 2.16(b)).
“Participant” has the meaning set forth in Section 9.04(c)(i).
“Participant Register” has the meaning set forth in Section 9.04(c)(iii).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is maintained in whole or in part by the Borrower, any Subsidiary or any ERISA Affiliate or with respect to which any of the Borrower, any Subsidiary or any ERISA Affiliate has actual or contingent liability.
“Permitted Liens” means:
(1)    Liens on any assets, created solely to secure obligations incurred to finance the refurbishment, improvement or construction (which term includes, for avoidance of doubt, development, creation and production) of such asset, which obligations are incurred no later than 12 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;
(2)    (a) Liens given to secure the payment of the purchase price or other acquisition, installation or construction (which term includes, for avoidance of doubt, development, creation and production) costs incurred in connection with the acquisition (including acquisition through merger or consolidation) of any Principal Property, including Capital Lease transactions in connection with any such acquisition and including any purchase money Liens, and (b) Liens existing on any Principal Property at the time of acquisition (including acquisition through merger or consolidation) thereof or at the time of acquisition by the Borrower or any Domestic Restricted Subsidiary of any Person then owning such property whether or not such existing Liens were given to secure the payment of the purchase price of the property to which they attach; provided that with respect to clause (a), the Liens shall be given within 12 months after such acquisition and shall attach solely to the Principal Property acquired or purchased and any improvements then or thereafter placed thereon and any proceeds thereof, accessions thereto and insurance proceeds thereof;
(3)    Liens in favor of the Borrower or a Domestic Restricted Subsidiary;

(4)    Liens on any Principal Property in favor of the United States of America or any State thereof or any political subdivision thereof to secure progress or other payments or to secure Indebtedness incurred for the purpose of financing the cost of acquiring, constructing or improving such Principal Property;
(5)    Liens imposed by law, such as carriers’, warehousemen’s and mechanic’s Liens and other similar Liens arising in the ordinary course of business, Liens in connection with legal proceedings and Liens arising solely by virtue of any statutory, common law or contractual provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to securities accounts, deposit accounts or other funds maintained with a creditor depository institution;
(6)    Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;
(7)    Liens to secure the performance of bids, trade or commercial contracts, government contracts, purchase, construction, sales and servicing contracts (including utility contracts), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, deposits as security for contested taxes, import or customs duties, liabilities to insurance carriers or for the payment of rent, and Liens to secure letters of credit, Guarantees, bonds or other sureties given in connection with the foregoing obligations or in connection with workers’ compensation, unemployment insurance or other types of social security or similar laws and regulations;
 (8)     licenses and sublicenses of intellectual property of the Borrower and its Domestic Restricted Subsidiaries and leases and subleases of property granted to others not in any way interfering in any material respect with the business of the Borrower and its Subsidiaries;
(9)    Liens upon specific items of inventory or other goods, documents of title and proceeds of any Person securing such Person’s obligation in respect of letters of credit or banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;
(10)    Liens on stock, partnership or other equity interests in any Joint Venture of the Borrower or any of its Domestic Restricted Subsidiaries or in any Domestic Restricted Subsidiary that owns an equity interest in a Joint Venture to secure Indebtedness contributed or advanced solely to that Joint Venture; provided that, in each case, the Indebtedness secured by such Lien is not secured by a Lien on any other property of the Borrower or any Domestic Restricted Subsidiary;
(11)    Liens and deposits securing netting services, business credit card programs, overdraft protection and other treasury, depository and cash management services or incurred in connection with any automated clearing-house transfers of funds or other fund transfer or payment processing services;
(12)    Liens on, and consisting of, deposits made by the Borrower to discharge or defease the Existing Notes, this Agreement or any other Indebtedness;

(13)    Liens on insurance policies and the proceeds thereof incurred in connection with the financing of insurance premiums;
(14)    easements, rights of way, covenants, restrictions, minor encroachments, protrusions, municipal and zoning and building ordinances and similar charges, encumbrances, title defects or other irregularities, governmental restrictions on the use of property or conduct of business, and other similar charges and encumbrances and Liens in favor of governmental authorities and public utilities, that do not materially interfere with the ordinary course of business of the Borrower and its Subsidiaries, taken as a whole;
(15)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements;
(16)    Liens on (a) assets of a Content Project Subsidiary in connection with (x) Content Acquisition Transactions by such Subsidiary and other Content Acquisition Transactions with respect to Related Projects by one or more Content Project Subsidiaries, and (y) Content Disposition Transactions by such Subsidiary or other Content Disposition Transactions with respect to Related Projects by one or more Content Project Subsidiaries, and (b) assets of the Borrower in connection with such transactions, provided, in the case of the Borrower only, such Liens attach solely to the Content acquired in such transaction, the rights arising as a result of the disposition of such Content or rights therein (including receivables and other rights to payment arising from such transaction), other assets related to such Content or such rights and, in each case, the products and proceeds thereof; or
(17)    any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in clauses (1) through (16) above, inclusive.
For the avoidance of doubt, the inclusion of specific Liens in this definition of “Permitted Liens” shall not create any implication that the obligations secured by such Liens constitute Indebtedness.
“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Plan” means any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower, a Subsidiary or any ERISA Affiliate or to which the Borrower, a Subsidiary or an ERISA Affiliate has or could have an obligation to contribute, and each such plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which the Borrower, a Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Platform” has the meaning set forth in Section 9.01(d).
“Prime Rate” means the rate of interest published by the Wall Street Journal, from time to time, as the prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Principal Office” for the Administrative Agent, means the office of the Administrative Agent as set forth in Section 9.01(a), or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate to Borrower and each Lender upon two Business Days’ written notice.
“Principal Property” means, with respect to any Person, all of such Person’s interests in any kind of property or asset (including the capital stock in and other securities of any other Person), except such as the Board of Directors by resolution determines in good faith (taking into account, among other things, the materiality of such property to the business, financial condition and earnings of the Borrower and its Consolidated Subsidiaries taken as a whole) not to be material to the business of the Borrower and its Consolidated Subsidiaries, taken as a whole.
“Public Lenders” means Lenders that do not wish to receive material Non-Public Information with respect to the Borrower, the Subsidiaries or its or their securities.
“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.
“Ratings Decline Period” means, with respect to any Change of Control, the period that (1) begins on the earlier of (a) the date of the first public announcement of the occurrence of such Change of Control or of the intention by the Borrower or a stockholder of the Borrower, as applicable, to effect such Change of Control or (b) the occurrence of such Change of Control and (2) ends on the 60th calendar day following consummation of such Change of Control; provided, however, that such period shall be extended for so long as the corporate family rating of the Borrower, as noted by the applicable rating agency, is under publicly announced consideration for downgrade by the applicable rating agency.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Register” has the meaning set forth in Section 9.04(b)(iv).
“Rejection Notice” has the meaning set forth in Section 2.06(d).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Related Projects” means (i) a specified project or a series of projects (e.g., a television series and subsequent seasons of such series), (ii) a project and any derivative works related to such project, and (iii) a group of projects pursuant to a commercial agreement or other arrangement (including a development, production or licensing agreement or arrangement) that provides for or includes such group of projects (e.g., a “slate”).
“Removal Effective Date” has the meaning set forth in Section 8.07(b).
“Representatives” has the meaning set forth in Section 9.12(a).
“Required Lenders” means, at any time, Lenders having more than 50% of the aggregate amount of the Revolving Commitments or, if the Revolving Commitments shall have been terminated, holding more than 50% of the aggregate outstanding principal amount of the Revolving Loans at such time. The Revolving Commitment and Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Responsible Officer” means any of the President, Chief Executive Officer, Senior Vice President and the most senior financial officer from time to time of the applicable Loan Party, or any person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.
“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder expressed as an amount representing the maximum aggregate amount of such Lender’s Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased from time to time pursuant to Section 2.18, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment as of the Effective Date is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $500,000,000.
“Revolving Loans” means the revolving loans made by the Lenders to the Borrower pursuant to this Agreement.
“S&P” means S&P Global Ratings (a division of S&P Global Inc.) or any successor to the rating agency business thereof.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Entity” means, at any time, (a) a country, region or territory which is the subject or target of comprehensive Sanctions (including, without limitation, as of the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and the Crimea Region of the Ukraine), (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government or (d) a person or entity organized in, resident in or determined to be resident in a country or territory, that is subject to or target of comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, by the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating an establishment, organized or resident in a country, region or territory which is the subject or target of comprehensive Sanctions, or (c) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).
“SEC” means the U.S. Securities and Exchange Commission, from time to time constituted, created under the Exchange Act.
“Securities Act” means the Securities Act of 1933, as amended.
“Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” of the Borrower as defined under clauses (1) or (2) of Rule 1-02(w) of Regulation S-X under the Exchange Act.
“Solvent” means, with respect to the Borrower and its Subsidiaries on a particular date, that on such date (a) the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Borrower and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) the Borrower and its Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5 (ASC 450)).
“Specified Event of Default” means an Event of Default of the type described in Section 7.01(a) or (b) or, with respect to the Borrower, a Bankruptcy Event.
“Subsidiary” of a Person means a corporation, partnership, limited liability company or other similar entity a majority of whose Voting Stock is owned by such Person or a Subsidiary of such Person. Unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Borrower.
“Subsidiary Debt” has the meaning set forth in Section 6.01(a).

“Successor Guarantor” has the meaning set forth in Section 6.03.
“Swap Contract” means (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Trade Date” has the meaning set forth in Section 9.04(b)(ii)(G).
“Transactions” means the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party and the borrowing of Loans.
“Type” means, when used in reference to any Revolving Loan or Borrowing, whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“U.S.” and “United States” means the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” of a Person means all classes of capital stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02     Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
Section 1.03     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.04     Accounting Terms; GAAP. Except as otherwise expressly provided herein (including as provided in the proviso in the definition of “GAAP” and as provided in the definition of “Indebtedness”), all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended to account for any such change following good faith negotiations between the Borrower and the Administrative Agent.

Section 1.05     Electronic Execution of Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document or any agreement entered into in connection therewith, including any Assignment and Assumption, or any notice, certificate or other instrument delivered in connection therewith shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
ARTICLE 2
THE CREDITS
Section 2.01     Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the aggregate outstanding principal amount of such Lender’s Revolving Loans exceeding such Lender’s Revolving Commitment or (b) the Aggregate Total Exposure exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
Section 2.02     Revolving Loans and Borrowings.
(a)    Each Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders in accordance with their respective Applicable Percentages. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.
(b)    Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03     Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, telecopy or other electronic transmission (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m. Local Time three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, either (i) not later than 1:00 p.m. (New York City time), one Business Day prior to the date of the proposed Borrowing, or (ii) not later than 11:00 a.m. (New York City time) on the date of the proposed Borrowing; provided that the aggregate principal amount of Revolving Loans requested pursuant to this Section 2.03(b)(ii) on any one day shall not exceed $25,000,000. Each such telephonic Borrowing Request shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B attached hereto and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing. Except as otherwise provided herein, a Borrowing Request for a Eurodollar Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith. As soon as practicable after 10:00 a.m., New York City time, on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Borrowing for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

Section 2.04     Funding of Borrowings.
(a)    Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m. Local Time to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Revolving Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrower in the applicable Borrowing Request.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing.
Section 2.05     Interest Elections.
(a)    Each Borrowing of Revolving Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Subject to the limitation set forth in Section 2.02(c), the Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Revolving Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Revolving Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under

Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election (excluding any reference to Section 2.03(b)(ii)). Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or other electronic transmission to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by the Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing. Except as otherwise provided herein, an Interest Election Request for conversion to, or continuation of, any Eurodollar Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.06     Termination and Reduction of Revolving Commitments.
(a)    Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each partial reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the Aggregate Total Exposure would exceed the total Commitments.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Except as set forth in paragraph (d) of this Section, each reduction of the Revolving Commitments shall be applied to the Lenders in accordance with their respective Applicable Percentages.
(d)    If a Change of Control Triggering Event occurs, the Borrower shall, within two (2) Business Days of the occurrence of such Change of Control Triggering Event, notify the Administrative Agent that a Change of Control Triggering Event has occurred, that it is terminating all of the Revolving Commitments (subject to the rejection right set forth below) and the effective date of such termination, which shall be ten (10) Business Days following the date of such notice.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each Lender may reject all or a portion of such termination of its Revolving Commitments by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time), five (5) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such termination.  Each Rejection Notice from a given Lender shall specify the amount of the termination of Revolving Commitments to be rejected by such Lender.  If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the amount of the Revolving Commitments to be rejected, any such failure will be deemed an acceptance of the total amount of such termination of Revolving Commitments.  Each notice delivered by the Borrower pursuant to this clause (d) shall be irrevocable.  On the effective date of termination set forth in the Borrower’s notice, the Revolving Commitments of each Lender shall be terminated in full except to the extent all or any portion of such termination has been rejected by such Lender in accordance with this paragraph (d).  Any termination of the Revolving Commitments shall be permanent. Concurrently with any such termination, the Revolving Loans shall be prepaid, as necessary, in accordance with Section 2.08(d).  Following any such repayment and termination, if any Revolving Loans remain outstanding, each of the Lenders with remaining Revolving Commitments shall assign to (or purchase from) each of the other Lenders with remaining Revolving Commitments, at the principal amount thereof, such interests in the Revolving Loans outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by the Lenders ratably in accordance with their Applicable Percentages after giving effect to such termination of Revolving Commitments.
Section 2.07     Repayment of Revolving Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.

Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(a)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(b)    The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans in accordance with the terms of this Agreement.
(c)    Any Lender may request that Revolving Loans made by it be evidenced by a promissory note (each such promissory note being called a “Note” and all such promissory notes being collectively called the “Notes”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form of Exhibit D attached hereto. Thereafter, the Revolving Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08     Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.13), subject to prior notice in accordance with paragraph (b) of this Section.
(b)    The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy, other electronic transmission or delivery of written notice), telecopy or other electronic transmission of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Except as set forth in paragraph (d) of this Section, each prepayment of a Borrowing shall be applied ratably to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and any costs incurred as contemplated by Section 2.13.
(c)    If at any time the Aggregate Total Exposure exceeds the total Commitments then in effect, the Borrower shall promptly prepay the Revolving Loans to the extent necessary so that the Aggregate Total Exposure shall not exceed the Commitments then in effect.
(d)    If, in connection with a termination of commitments following a Change of Control Triggering Event, the aggregate principal amount of outstanding Loans of any Lender exceeds the Revolving Commitments of such Lender then in effect after giving effect to such termination, the Borrower shall concurrently with such termination prepay the Revolving Loans of such Lender to the extent necessary so that the aggregate principal amount of outstanding Loans of such Lender does not exceed the Revolving Commitments of such Lender then in effect after giving effect to such termination.
Section 2.09     Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) in accordance with its Applicable Percentage a commitment fee (the “Commitment Fee”), which shall accrue at a rate of 0.10% per annum on the average daily difference between (x) the total Commitments then in effect and (y) the aggregate principal amount of outstanding Loans during the period from and including the date hereof to but excluding the date on which the Revolving Commitments terminate. Accrued fees under this Section 2.09(a) shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on September 30, 2017; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All fees under this Section 2.09(a) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(c)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the parties specified herein. Fees paid shall not be refundable under any circumstances.
Section 2.10     Interest.
(a)    The Revolving Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Revolving Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, upon the occurrence and during the continuance of a Specified Event of Default and, at the request of Required Lenders, any other Event of Default, all overdue amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.
Section 2.11     Alternate Rate of Interest; Illegality.
(a)    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
(b)    If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Effective Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any Eurodollar Borrowing, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue any Eurodollar Borrowing, or to convert ABR Borrowings to Eurodollar Borrowings (if applicable) shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), with respect to Eurodollar Loans of such Lender, convert all such Eurodollar Loans of such Lender to ABR Loans, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.13 in connection with such payment). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.

Section 2.12     Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or otherwise), then upon the request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender determines that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity requirements), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof; provided that a Lender shall not be entitled to any compensation pursuant to this Section 2.12 to the extent such Lender is not generally imposing such charges or requesting such compensation from other similarly situated borrowers under similar circumstances.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.13     Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.14     Taxes.
(a)    For purposes of this Section 2.14, the term “applicable law” includes FATCA.
(b)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, (ii) the applicable Withholding Agent shall notify the Borrower of its intention to so deduct or withhold Tax at least ten (10) Business Days prior to the relevant payment date, and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding of such Indemnified Taxes has been made

(including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.
(c)    The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.
(d)    The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefore, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties and interest to the extent incurred as a result of the gross negligence or willful misconduct of the Recipient, as determined by a final, non-appealable judgment of a court of competent jurisdiction), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. No Loan Party shall be required to pay any amount under this Section 2.14(d) with respect to Other Taxes paid or reimbursed by a Loan Party pursuant to Section 2.14(c).
(e)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    (%4) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative

Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(%4)    Without limiting the generality of the foregoing, as long as the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be required by law or requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by law or upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(a)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(b)    executed copies of IRS Form W-8ECI;
(c)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or
(d)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W8BEN-E or IRS Form W-8BEN, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct or indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(a)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, as applicable, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h), the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.15     Payments Generally; Pro Rata Treatment; Sharing of Set-Off.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.12, 2.13 or 2.14, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Principal Office and except that payments pursuant to Sections 2.12, 2.13 or 2.14 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder and under each other Loan Document shall be made in dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or paragraph (d) of this Section, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.16     Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.14) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees so assigned) or the Borrower (in the case of all other amounts so assigned), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law, and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c)    Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.16.
Section 2.17     Defaulting Lenders.
(a)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 9.02.
(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Revolving Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    (A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    With respect to any Commitment Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall not be required to pay the remaining amount of any such fee.
(b)    If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their respective Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.18     Incremental Facility.
(a)    The Borrower may, by written notice to the Administrative Agent, elect to request, prior to the Maturity Date, one or more increases to the existing Revolving Commitments (any such increase, the “New Commitments”), by an amount not in excess of $250,000,000 in the aggregate (determined as of the date of effectiveness of such New Commitments) and not less than $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount that shall constitute the difference between $250,000,000 and all such New Commitments obtained prior to such date), and integral multiples of $25,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) after the date on which such notice is delivered to the Administrative Agent and which may be contingent upon the closing of an acquisition or other transaction and (B) the identity of each Lender or other Person that is an eligible assignee under Section 9.04(b), subject to approval thereof by the Administrative Agent in the case of a Person that is not a Lender, to the extent such approval is required in the case of an assignment to such Person pursuant to such Section 9.04(b) (such approval not to be unreasonably withheld or delayed) (each, a “New Lender”), to whom the Borrower proposes any portion of such New Commitments be allocated and the amounts of such allocations (it being understood that the identity of such Lenders or other Persons may be amended after the date of such notice so long as the approval requirements of this clause (B), if any, are satisfied); provided that any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment. Such New Commitments shall become effective as of such Increased Amount Date; provided that (1) on such Increased Amount Date before or after giving effect to such New Commitments, each of the conditions set forth in Section 4.02 shall be satisfied; (2) the New Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the New Lenders and the Administrative Agent, and each of which shall be recorded in the Register and each New Lender shall be subject to the requirements set forth in Section 2.14; (3) the Borrower shall make any payments required pursuant to Sections 2.12 and 2.13 in connection with the New Commitments; and (4) Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Administrative Agent or the New Lenders in connection with any such transaction. On any Increased Amount Date on which New Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders shall assign to each of the New Lenders, and each of the New Lenders shall purchase from each of the Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Lenders and New Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Commitments to the Revolving Commitments, (ii) each New Commitment shall be deemed for all purposes a Revolving Commitment and each Revolving Loan made thereunder (a “New Loan”) shall be deemed, for all purposes, a Revolving Loan, and (iii) each New Lender shall become a Lender for all purposes hereunder.
(b)    The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (i) the New Commitments and the New Lenders, and (ii) the respective interests in such Lender’s Revolving Loans subject to the assignments contemplated by this Section 2.18.
(c)    The terms and provisions (including pricing) of the New Loans shall be identical to the existing Loans. Notwithstanding anything in Section 9.02 to the contrary, each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provision of this Section 2.18.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
Section 3.01     Organization; Powers. Each of the Borrower and its Significant Subsidiaries is duly organized and validly existing, is (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in (to the extent the concept is applicable in such jurisdiction), every jurisdiction where such qualification is required.
Section 3.02     Authorization; Enforceability. The Transactions are within the Borrower’s and each other Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each of the Borrower and the other Loan Parties has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitute its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03     Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect (ii) any reports required by the Borrower to be filed with the SEC pursuant to the Exchange Act, (iii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, and (iv) filings and registrations necessary to perfect the Liens on the Collateral, if any, granted by the Loan Parties in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, (b) except as would not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate any charter, by-laws or other organizational document of the Borrower or any other Loan Party, (d) except as would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument (other than the agreements and instruments referred to in clause (c)) binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (e) will not result in the creation or imposition of any Lien other than in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders on any asset of the Borrower or any of its Subsidiaries.
Section 3.04     Financial Condition; No Material Adverse Change.
(a)    The Borrower has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of operations, stockholders’ equity and cash flows (i) as of and for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016, in each case audited by Ernst & Young LLP, independent public accountants and (ii) as of and for the fiscal quarter and six months ended June 30, 2017. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end adjustments in the case of the unaudited financial statements referred to in clause (ii) above.
(b)    Since December 31, 2016, no event, development or circumstance exists or has occurred that has had or would reasonably be expected to have a material adverse effect on the business, property, financial condition or long-term results of operations of the Borrower and its Subsidiaries, taken as a whole, or on the ability of the Borrower to consummate the Transactions.
Section 3.05     Properties.
(a)    Each of the Borrower and its Significant Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and tangible personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Each of the Borrower and its Significant Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents, software, domain names, trade secrets, know-how and other similar proprietary or intellectual property rights, including any registrations and applications for registration of, and all goodwill associated with, the foregoing, material to or necessary to its business as currently conducted, and the operation of such business or the use of any of the foregoing intellectual property rights by the Borrower and its Significant Subsidiaries does not infringe upon, misappropriate, or otherwise violate the intellectual property rights of any other Person, except for any such failures to own or be licensed to use, and such infringements, misappropriations, or violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.06     Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Significant Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions. Neither the Borrower nor any of its Significant Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
(b)    Except with respect to any matter that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Significant Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.
Section 3.07     Compliance with Laws; No Default. Each of the Borrower and its Significant Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
Section 3.08     Investment Company Status. None of the Borrower or any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 3.09     Margin Stock. None of the Borrower or any Subsidiary is engaged in the business of purchasing or carrying, or extending credit for the purpose of purchasing or carrying, margin stock (within the meaning of Regulation U issued by the Board), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U or Regulation X issued by the Board and all official rulings and interpretations thereunder or thereof.
Section 3.10     Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each of the Borrower and its Significant Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of the Borrower and its Significant Subsidiaries, (ii) such returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Significant Subsidiaries as a whole for the periods covered thereby and (iii) each of the Borrower and its Significant Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and, to the extent required by GAAP, for which the Borrower or such Significant Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.
Section 3.11     ERISA.
(a)    Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event has occurred, or is reasonably expected to occur, other than as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)    There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to result in a Material Adverse Effect.
(c)    None of the Borrower, any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make contributions to any Multiemployer Plan.
(d)    There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any Subsidiary or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.
(e)    The Borrower, its Subsidiaries and its ERISA Affiliates have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(f)    No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA. The Borrower, any Subsidiary, and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of the Borrower, any Subsidiary or any ERISA Affiliate have incurred or reasonably expect to incur any liability to PBGC except as would not reasonably be expected to result in material liability, save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to result in material liability, and no lien imposed under the Code or ERISA on the assets of the

Borrower or any Subsidiary or any ERISA Affiliate exists or, to the knowledge of the Borrower, is likely to arise on account of any Plan. None of the Borrower, any Subsidiary or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
(g)    Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a Material Adverse Effect. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as would not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities, except as would not reasonably be expected to result in a Material Adverse Effect.
Section 3.12     Disclosure. All written information or oral information provided by an officer of the Borrower in formal presentations at any scheduled meetings with Lenders (other than any projected financial information and other than information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder or under any Loan Document (as modified or supplemented by other information so furnished and when taken as a whole) when delivered, does not, when taken as a whole and together with the Borrower’s filings with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projected financial information is subject to significant uncertainties and contingencies, any of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material).
Section 3.13     Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests of all Significant Subsidiaries of the Borrower are owned by the Borrower, directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.02 and, in the case of such Significant Subsidiaries that are corporations, such shares of capital stock are fully paid and non-assessable.
Section 3.14     Solvency. As of the Effective Date, the Borrower and the Subsidiaries, taken as a whole, are, and after giving effect to the Transactions and the incurrence of any Indebtedness and obligations being incurred in connection herewith will be, Solvent.
Section 3.15     Anti-Terrorism Law.

(a)    To the extent applicable, neither the Borrower nor any of its Subsidiaries is in violation of any legal requirement relating to U.S. economic sanctions or any laws with respect to terrorism or money laundering in any material respect, including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”), the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act to the extent applicable and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (each as from time to time in effect) (collectively, “Anti-Terrorism Laws”).
(b)    None of (x) the Borrower, any of its Subsidiaries or any of the Borrower’s officers, (y) to the knowledge of the Borrower, any of the officers of any of the Borrower’s Subsidiaries or (z) to the knowledge of the Borrower, any of the directors or employees of the Borrower or its Subsidiaries, is any of the following:
(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or
(iv)    a Sanctioned Entity or a Sanctioned Person.
(c)    The Borrower will not use, and will not permit any of its Subsidiaries to use, the proceeds of the Loans or otherwise make available such proceeds to any Person described in Section 3.15(b)(i)-(iv) above, for the purpose of financing the activities of any Person described in Section 3.15(b)(i)-(iv) above or in any other manner that would violate any Anti-Terrorism Laws or applicable Sanctions.
(d)    The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws, applicable Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and the officers of the Borrower, and, to the knowledge of the Borrower, each of the officers of any of the Borrower’s Subsidiaries and each of the directors and employees of the Borrower and its Subsidiaries, are in compliance with applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions in all material respects.
Section 3.16     FCPA; Sanctions. No part of the proceeds of the Loans will be used by the Borrower or any of its Subsidiaries, directly or, to the Borrower’s or any Subsidiary’s knowledge, indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any applicable Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person, or in any country or territory that, at the time of such funding, financing or facilitating, is, or whose government is, a Sanctioned Person or Sanctioned Entity in violation of Sanctions or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Neither the Borrower nor any of its Subsidiaries has, in the past five years, knowingly engaged in, or is now knowingly engaged in, transactions with any Person or in any country or territory in violation of applicable Sanctions in any material respect.

ARTICLE 4
CONDITIONS
Section 4.01     Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement and each other Loan Document to which the Borrower is a party, signed on behalf of the Borrower.
(b)    The Administrative Agent shall have received a Note executed by the Borrower in favor of each Lender requesting a Note at least two days in advance of the Effective Date.
(c)    The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Wilson Sonsini Goodrich & Rosati, P.C., counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.
(d)    The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors (or comparable governing body) of the Borrower approving the transactions contemplated by the Loan Documents and the execution and delivery of such Loan Documents to be delivered by the Borrower on the Effective Date, and all documents evidencing other necessary organizational action and governmental approvals, if any, with respect to the Loan Documents and (ii) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing of the Borrower and authorization of the transactions contemplated hereby.
(e)    The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to be delivered by the Borrower on the Effective Date and the other documents to be delivered hereunder on the Effective Date.
(f)    The Administrative Agent shall have received (i) a certificate, dated the Effective Date and signed on behalf of the Borrower by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 as of the Effective Date, and (ii) a solvency certificate, dated the Effective Date and signed on behalf of the Borrower by the President or a Financial Officer of the Borrower, certifying that, as of the Effective Date, the Borrower and the Subsidiaries, taken as a whole, are, and after giving effect to the Transactions and the incurrence of any Indebtedness and obligations being incurred in connection herewith will be, Solvent.
(g)    The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid by the Borrower on the Effective Date, and all expenses required to be reimbursed by the Borrower for which invoices have been presented at least three Business Days prior to the Effective Date, on or before the Effective Date.
(h)    The Administrative Agent shall have received, to the extent reasonably requested by the Administrative Agent or any of the Lenders at least five Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
(i)    Since December 31, 2016, no event, development or circumstance exists or has occurred that has had or could reasonably be expected to have a Material Adverse Effect.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article 8, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 4.02     Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, except that (i) for purposes of this Section, the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) (subject, in the case of unaudited financial statements furnished pursuant to Section 5.01(b), to year-end audit adjustments), respectively, of Section 5.01, (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (iii) to the extent that such representations and warranties are already qualified or modified by materiality or words of similar effect in the text thereof, they shall be true and correct in all respects.
(b)    At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.
(c)    The Administrative Agent shall have received a Borrowing Request and such other documentation and assurances as shall be reasonably required by it in connection therewith.
Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in paragraphs (a) and (b) of this Section 4.02 have been satisfied as of the date thereof. Notwithstanding anything to the contrary herein, a conversion of a Borrowing to a different Type or a continuation of a Borrowing shall not be deemed to constitute a Borrowing for purposes of this Section 4.02.

ARTICLE 5
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and expenses and other amounts payable hereunder shall have been paid in full (other than contingent indemnification and other contingent obligations not then due), the Borrower covenants and agrees with the Lenders that:
Section 5.01     Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):
(%3)    commencing with the fiscal year ending December 31, 2017, within 90 days after each fiscal year end of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Commitments and the Loans at the Maturity Date) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(%3)    commencing with the fiscal quarter ended September 30, 2017, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;
(%3)    concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate of a Financial Officer of the Borrower in substantially the form of Exhibit F attached hereto (i) certifying as to whether a Default or Event of Default has occurred and is continuing as of the date thereof and, if a Default or Event of Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.04 had an impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate; and
(%3)    promptly (within 15 days) after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto.

Information required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such information, or provides a link thereto on the Borrower’s website on the Internet on any investor relations page at http://www.netflix.com (or any successor page) or at http://www.sec.gov; or (ii) on which such information is posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
Section 5.02     Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following of which a Responsible Officer of the Borrower obtains knowledge:
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect; and
(c)    any other development that results in, or the Borrower reasonably expects will result in, a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03     Existence; Conduct of Business. The Borrower will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights (charter and statutory), licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit (x) any merger, consolidation, liquidation, dissolution, sale, transfer or other disposition permitted under Section 6.03; (y) any sale, transfer or other disposition of any rights (charter and statutory), licenses, permits, privileges or franchises in the ordinary course of business; or (z) the expiration, termination, or lapse of any rights (charter and statutory), licenses, permits, privileges or franchises in accordance with their terms or expiration, termination, or lapse of any rights (charter and statutory), licenses, permits, privileges or franchises, or the discontinuance of the existence of any such Subsidiary, where the Borrower has determined,  in good faith, that the preservation, renewal or maintenance of such right (charter and statutory), license, permits, privileges or franchises, or the existence of such Subsidiary, is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole (which, for the avoidance of doubt, shall not constitute a Material Adverse Effect), and (ii) none of the Borrower or any of its Significant Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights (charter and statutory), licenses, permits, privileges or franchises where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.04     Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it, upon its income or profits, or upon any properties or operations that, if unpaid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and to the extent required by GAAP, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
Section 5.05     Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations or otherwise adequate and appropriate for the business of the Borrower and its Subsidiaries as determined by the Borrower in its reasonable judgment.
Section 5.06     Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare the Borrower’s consolidated financial statements in accordance with GAAP.
Section 5.07     ERISA-Related Information. The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests): (a) promptly and in any event within 15 days after the Borrower, any Subsidiary or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule B); (b) promptly and in any event within 30 days after the Borrower, any Subsidiary or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the most senior financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Borrower, Subsidiary, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; and (c) promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities (taking into account only Pension Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (ii) the existence of potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, (iii) the adoption of, or the commencement of contributions to, any Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by the Borrower, any Subsidiary or any ERISA Affiliate, or (iv) the adoption of any amendment to a

Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which results in a material increase in contribution obligations of the Borrower, any Subsidiary or any ERISA Affiliate, a detailed written description thereof from the most senior financial officer of the Borrower.
Section 5.08     Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and use reasonable measures to enforce policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, applicable Anti-Terrorism Laws and applicable Sanctions.
Section 5.09     Use of Proceeds. The proceeds of the Loans will be used only for working capital and general corporate purposes, including, without limitation, for investments in Content, acquisitions, stock repurchases and other Investments not prohibited hereunder. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
Section 5.10     Guarantors; Collateral.
(a)    If any Domestic Restricted Subsidiary is required to Guarantee the Obligations pursuant to Section 6.01, then the Borrower shall (i) concurrently with the incurrence of the Subsidiary Debt triggering such requirement, cause such Domestic Restricted Subsidiary to enter into a Guaranty, or, if a Guaranty has previously been entered into by a Domestic Restricted Subsidiary (and remains in effect), a joinder agreement to such Guaranty in form and substance reasonably satisfactory to the Administrative Agent, and (ii) on or prior to the date any Guaranty or joinder agreement to a Guaranty has been delivered pursuant to clause (i) above, deliver to the Administrative Agent and each Lender all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act, requested by the Administrative Agent on behalf of itself or any Lender. If requested by the Administrative Agent, the Administrative Agent shall receive an opinion of counsel for the Borrower in customary form and substance reasonably satisfactory to the Administrative Agent in respect of matters reasonably requested by the Administrative Agent relating to any Guaranty or joinder agreement delivered pursuant to this Section, dated as of the date of such Guaranty or joinder agreement.
(b)    If the Borrower or any Domestic Restricted Subsidiary is required to grant a Lien on any Principal Property to secure the Obligations pursuant to Section 6.02 (a “Collateral Trigger Event”), then the Borrower shall, and shall cause any such Domestic Restricted Subsidiary to, at the Borrower’s sole cost and expense, simultaneously with or prior to the grant of any such Initial Lien (or such later time as the Administrative Agent may agree in writing), take such actions necessary to grant to the Administrative Agent for its benefit and the benefit of the Lenders a valid pari passu security interest in the property or assets subject to the applicable Initial Lien and to perfect such security interest to the same extent as the Initial Lien. The Borrower shall promptly notify the Administrative Agent in writing of the occurrence of any Collateral Trigger Event.

ARTICLE 6
NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and expenses and other amounts payable hereunder have been paid in full (other than contingent indemnification and other contingent obligations not then due), the Borrower covenants and agrees with the Lenders that:
Section 6.01     Subsidiary Indebtedness.
(a)    The Borrower will not permit any of its Domestic Restricted Subsidiaries to create, assume, incur, Guarantee or otherwise become liable for any Indebtedness (any such Indebtedness or Guarantee, “Subsidiary Debt”), without Guaranteeing the payment of the Obligations on an unsecured unsubordinated basis until such time as such Subsidiary Debt is no longer outstanding.
(b)    Section 6.01(a) shall not apply to, and there shall be excluded from Indebtedness in any computation under such restriction, Subsidiary Debt constituting:
(1)    Indebtedness of or Guarantee by a Person existing at the time such Person is merged into or consolidated with any Domestic Restricted Subsidiary or otherwise acquired by any Domestic Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any Domestic Restricted Subsidiary and is assumed by such Subsidiary; provided that such Indebtedness or Guarantee was not incurred in contemplation thereof and is not Guaranteed by any other Domestic Restricted Subsidiary (other than any Guarantee existing at the time of such merger, consolidation or sale, lease or other disposition of properties and assets and that was not issued in contemplation thereof);
(2)    Indebtedness of or Guarantee by a Person existing at the time such Person becomes a Domestic Restricted Subsidiary; provided that any such Indebtedness or Guarantee was not incurred in contemplation thereof;
(3)    Indebtedness owed to or Guarantee in favor of the Borrower or any Domestic Restricted Subsidiary;
(4)    Indebtedness or Guarantees in respect of netting services, business credit card programs, overdraft protection and other treasury, depository and cash management services or incurred in connection with any automated clearing-house transfers of funds or other fund transfer or payment processing services;
(5)    Indebtedness or Guarantees arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that any such Indebtedness or Guarantee is extinguished within five Business Days within its incurrence;
(6)    reimbursement obligations incurred in the ordinary course of business;
(7)    advances and deposits received in the ordinary course of business;

(8)    Indebtedness or Guarantees incurred (a) in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, (b) in connection with the financing of insurance premiums or self-insurance obligations or take-or-pay obligations contained in supply agreements, and (c) in respect of guarantees, warranty or contractual service obligations, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit and banker’s acceptances for operating purposes or to secure any Indebtedness or Guarantee or other obligations referred to in clauses (1) through (7) or this clause (8), payment (other than for payment of Indebtedness) and completion guarantees, in each case provided or incurred (including Guarantees thereof) in the ordinary course of business;
(9)    Indebtedness and Guarantees of a Content Project Subsidiary in connection with (a) Content Acquisition Transactions by such Subsidiary or other Content Acquisition Transactions with respect to Related Projects by one or more Content Project Subsidiaries or (b) Content Disposition Transactions by such Subsidiary or other Content Disposition Transactions with respect to Related Projects by one or more Content Project Subsidiaries; or
(10)    Indebtedness or Guarantee outstanding on the date of this Agreement and any extension, renewal, replacement, refinancing or refunding of any Indebtedness or Guarantee existing on the date of this Agreement or referred to in clauses (1) and (2); provided that any Indebtedness or Guarantee incurred to so extend, renew, replace, refinance or refund shall be incurred within 360 days of the maturity, retirement or other repayment or prepayment of the Indebtedness or Guarantee referred to in this clause or clauses (1) and (2) above and the principal amount of the Indebtedness incurred or Guaranteed to so extend, renew, replace, refinance or refund shall not exceed the principal amount of Indebtedness or Guarantee being extended, renewed, replaced, refinanced or refunded plus any premium or fee (including tender premiums) or other reasonable amounts payable, plus the amount of fees, expenses and other costs incurred, in connection with any such extension, renewal, replacement, refinancing or refunding.
Notwithstanding Sections 6.01(a) and (b), any Domestic Restricted Subsidiary may create, incur, issue or assume Subsidiary Debt that would otherwise be subject to the restrictions set forth in Section 6.01(a), without Guaranteeing the payment of the Obligations, if after giving effect thereto, Aggregate Debt does not exceed an amount equal to the greater of (a) $2,500,000,000, and (b) 2.50 times Consolidated EBITDA of the Borrower for the Measurement Period immediately preceding the date of the creation or incurrence of the Subsidiary Debt. Any Domestic Restricted Subsidiary also may, without Guaranteeing the payment of the Obligations, extend, renew, replace, refinance or refund any Subsidiary Debt permitted pursuant to the preceding sentence; provided that any Subsidiary Debt incurred to so extend, renew, replace, refinance or refund shall be incurred within 360 days of the maturity, retirement or other repayment or prepayment of the Subsidiary Debt being extended, renewed, replaced, refinanced or refunded and the principal amount of the Subsidiary Debt incurred to so extend, renew, replace, refinance or refund shall not exceed the principal amount of Subsidiary Debt being extended, renewed, replaced, refinanced or refunded plus any premium or fee (including tender premiums) or other reasonable amounts payable, plus the amount of fees, expenses and other costs incurred, in connection with any such extension, renewal, replacement, refinancing or refunding.
Section 6.02     Liens.

(a)    The Borrower will not, and will not permit any of its Domestic Restricted Subsidiaries, to enter into, create, incur or assume any Lien on any Principal Property, whether now owned or hereafter acquired, in order to secure any Indebtedness (the “Initial Lien”), without effectively providing that the Obligations shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:
(1)    Liens existing as of the Effective Date;
(2)    Liens granted after the Effective Date created in favor of the Agent and the Lenders securing the Obligations;
(3)    Liens created in substitution of, or as replacements for, any Liens described in clauses (1) and (2) above; provided that based on a good faith determination of one of the Borrower’s Responsible Officers, the Principal Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Principal Property encumbered by the otherwise permitted Lien which is being replaced; and
(4)    Permitted Liens.
(b)    Notwithstanding Section 6.02(a), the Borrower or any Domestic Restricted Subsidiary may, without equally and ratably securing the Obligations, create or incur Liens which would otherwise be subject to the restrictions set forth in Section 6.02(a) if after giving effect thereto, Aggregate Debt does not exceed an amount equal to the greater of (a) $2,500,000,000, and (b) 2.50 times Consolidated EBITDA of the Borrower for the Measurement Period immediately preceding the date of the creation or incurrence of the Lien. The Borrower or any Domestic Restricted Subsidiary also may, without equally and ratably securing the Obligations, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.
Section 6.03     Fundamental Changes.
(a)    The Borrower will not (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) sell, transfer, lease, or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole (in each case, whether now owned or hereafter acquired) to another Person or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Subsidiary or any other Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation.
(b)    The Borrower will not permit any Guarantor to (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or (y) sell, transfer, lease, or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of the assets of such Guarantor and its subsidiaries, taken as a whole (in each case, whether now owned or hereafter acquired) to another Person (other than, in each case, other than with, into, or to (as applicable) the Borrower or another Guarantor), unless at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing, and (I) the Person (if other than a Guarantor or the Borrower) formed by such consolidation or into which such Guarantor is merged or the Person which acquires by conveyance or transfer, or which leases, all or substantially all such properties and assets, taken as a whole (the “Successor Guarantor”), is an entity organized under the laws of the United States of America, any state thereof or the District of Columbia, (II) such Successor Guarantor assumes such

Guarantor’s obligations under the Guaranty and (III) the requirements of Section 5.10(a) are satisfied with respect to such Successor Guarantor (as if such Successor Guarantor were required to Guarantee the Obligations pursuant thereto); provided that this Section 6.03(b) shall not apply to a transaction pursuant to which such Guarantor shall be released from its obligations under the Guaranty in accordance with the provisions described in Section 9.17.
Section 6.04     Sale and Lease-back Transactions.
(a)    The Borrower will not, and will not permit any of its Domestic Restricted Subsidiaries, to enter into any transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:
(1)    such transaction was entered into prior to the Effective Date;
(2)    such transaction was for the sale and leasing back to the Borrower or a Domestic Restricted Subsidiary of any Principal Property;
(3)    such transaction involves a lease of a Principal Property executed by the time of or within 12 months after the latest of the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of such Principal Property;
(4)    such transaction involves a lease for not more than three years (or which may be terminated by the Borrower or the applicable Domestic Restricted Subsidiary within a period of not more than three years);
(5)    the Borrower or the applicable Domestic Restricted Subsidiary would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the Obligations pursuant to Section 6.02(a); or
(6)    the Borrower or the applicable Domestic Restricted Subsidiary applies an amount equal to the net proceeds from the sale of the Principal Property to the purchase of other Principal Property or to the retirement, repurchase or other repayment or prepayment of long-term Indebtedness within 365 calendar days before or after the effective date of any such sale and lease-back transaction; provided that in lieu of applying such amount to such retirement, repurchase, repayment or prepayment, the Borrower or any Domestic Restricted Subsidiary may deliver Existing Notes to the applicable trustee for cancellation, such Existing Notes to be credited at the cost thereof to the Borrower or such Domestic Restricted Subsidiary.
For the avoidance of doubt, any transaction that is required to be accounted for as a sale and lease-back transaction in accordance with GAAP shall not be deemed to be a sale and lease-back transaction subject to the foregoing restrictions in this Section 6.04(a) unless such transaction involves an actual transfer of Principal Property.
(b)    Notwithstanding Section 6.04(a), the Borrower and its Domestic Restricted Subsidiaries may enter into any sale and lease-back transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Aggregate Debt does not exceed an amount equal to the greater of (a) $2,500,000,000, and (b) 2.50 times Consolidated EBITDA of the

Borrower for the Measurement Period immediately preceding the closing date of the sale and lease-back transaction.
Section 6.05     Use of Proceeds. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries shall not use, the proceeds of any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any applicable Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person, or in any country or territory that, at the time of such funding, financing or facilitating, is, or whose government is, a Sanctioned Person or Sanctioned Entity, in violation of Sanctions or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
ARTICLE 7
EVENTS OF DEFAULT

Section 7.01     Events of Default.
If any of the following events (each, an “Event of Default”) shall occur:
(%3)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(%3)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(%3)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any certificate furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made; provided that, in each case, to the extent that such representations and warranties are already qualified or modified by materiality or words of similar effect in the text thereof, they shall be true and correct in all respects;
(%3)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (solely with respect to the Borrower’s existence), Section 5.09 or in Article 6;
(%3)    the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(%3)    the Borrower or any Significant Subsidiary shall fail to make any payment of principal in an amount in excess of $250,000,000 in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the applicable grace period, if any;
(%3)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both but with all applicable grace periods in respect of such event or condition under the documentation representing such Material Indebtedness having expired) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (w) any requirement to, or any offer to, repurchase, prepay or redeem Indebtedness of a Person acquired in an acquisition permitted hereunder, to the extent such offer is required as a result of, or in connection with, such acquisition, (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (y) any event or condition giving rise to any redemption, repurchase, conversion or settlement (or right to redeem, require repurchase, convert or settle) with respect to any Convertible Notes pursuant to its terms unless such redemption, repurchase, conversion or settlement (i) results from a default thereunder or an event of the type that constitutes an Event of Default or (ii) results from the occurrence of a “fundamental change” or “change of control” thereunder that requires cash payment thereon or cash redemption thereof or (z) an early payment requirement, unwinding or termination with respect to any Swap Contract except an early payment, unwinding or termination that results from a default or non-compliance thereunder by the Borrower or any Significant Subsidiary, or another event of the type that would constitute an Event of Default;
(%3)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue unstayed or undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(%3)    except as may otherwise be permitted under Section 6.03, the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(%3)    the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(%3)    one or more judgments for the payment of money in excess of $250,000,000 in the aggregate shall be rendered against the Borrower or any Significant Subsidiary or any combination thereof (to the extent not paid or covered by (a) a reputable and solvent independent third-party insurance company which has not disputed coverage in writing, (b) escrow funds held for the benefit of the Borrower or any Significant Subsidiary as to which the applicable trustee has not disputed the availability of such funds for the Borrower or such Significant Subsidiary in connection with such judgment or (c) contractual indemnification in favor of the Borrower or such Significant Subsidiary from third parties that have not disputed responsibility in writing) and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Significant Subsidiary to enforce any such judgment and such action shall not be effectively stayed for a period of 60 consecutive days;
(%3)    one or more ERISA Events shall have occurred, other than as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; or
(%3)    any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document;
then, and in every such event (other than an event with respect to the Borrower described in clause (h), (i) or (j) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and, in the case of any event with respect to the Borrower described in clause (h), (i) or (j) of this Section 7.01, the Commitments shall automatically terminate, and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 7.02     Application of Funds. After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable as set forth in Section 7.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable pursuant to Sections 2.12 and 2.14) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and fees payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable pursuant to Sections 2.12 and 2.14));
Third, to payment of that portion of the Obligations constituting accrued and unpaid fees and interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (other than contingent indemification and other contingent obligations not then due), to the Borrower or as otherwise required by law.
ARTICLE 8
THE AGENTS
Section 8.01     Appointment of the Administrative Agent. Each Lender hereby irrevocably designates and appoints Morgan Stanley Senior Funding, Inc. as the Administrative Agent hereunder and under the other Loan Documents, and each Lender hereby authorizes Morgan Stanley Senior Funding, Inc. to act as the Administrative Agent in accordance with the terms hereof and the other Loan Documents. The Administrative Agent shall also act as the “collateral agent” under any Collateral Documents (and for purposes of this Article 8, references to the “Administrative Agent” shall be deemed to be “Administrative Agent and Collateral Agent”), and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties and entering into the Collateral Documents as contemplated by Section 5.10(b), together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys in-fact appointed by the Administrative Agent hereunder for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article 8 and Article 9 as if set forth in full herein with respect thereto. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article 8 are solely for the benefit of the Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof (except as expressly set forth in Section 8.07). In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed, and the use of the term “agent” (or any similar term) herein or in any other Loan Documents is not intended to connote, any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. As of the Effective Date, no Arranger in such capacity shall have any obligations but shall be entitled to all benefits of this Article 8. Each Arranger may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower.
Section 8.02     Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Anything herein to the contrary notwithstanding, each Agent shall have only those powers, duties and responsibilities expressly set forth in this Agreement or any of the other Loan Documents except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its Related Parties. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.
Section 8.03     General Immunity.
(a)    No Agent nor any of its Related Parties shall be (i) responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, (ii) required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or (iii) required to make any disclosures with respect to the foregoing. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. No Agent nor any of its Related Parties shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.
(b)    No Agent nor any of its Related Parties shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Person’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02).
Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by such Agent, provided that any such appointment of a sub-agent, other than to a Lender or an Affiliate of a Lender (other than any Disqualified Institution), shall require the express written consent of the Borrower and provided that, for the avoidance of doubt, each sub-agent shall become bound by, and subject to Section 9.12. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its respective Related Parties. The exculpatory, indemnification and other provisions of this Section 8.03 and of Section 8.06 shall apply to any the Related Parties of each Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.03 and of Section 8.06 shall apply to any such sub-agent and to the Related Parties of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and its Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by an Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Agent that appointed it and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agent.

(c)    No Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, no Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Commitments or Loans, or disclosure of confidential information, to any Disqualified Institution.
Section 8.04     Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
Section 8.05     Lenders’ Representations, Warranties and Acknowledgment.
(a)    Each Lender expressly acknowledges that neither the Agents nor any of their respective Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any of its Affiliates, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Loans issued hereunder and that it has made and shall continue to make its own appraisal of, and investigation into, the business, operations, property, financial and other condition and the creditworthiness of the Borrower and its Affiliates. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(b)    Each Lender, by delivering its signature page to this Agreement, an Assignment and Assumption or a Joinder Agreement and funding its Loans, if applicable, on the Effective Date, or by the funding of any New Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent or the Lenders, as applicable on the Effective Date, the effective date of such Assignment and Assumption or as of the date of funding of such New Loans.

Section 8.06     Right to Indemnity. Each Lender, in proportion to its Applicable Percentage, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction (it being understood and agreed that no action taken in accordance with the directions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02) shall constitute gross negligence or willful misconduct). If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Applicable Percentage thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
Section 8.07     Successor Administrative Agent.
(a)    The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent hereunder, subject to the written consent of Borrower and the reasonable satisfaction of the Required Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Borrower and the Required Lenders and the acceptance of being Administrative Agent by such successor, or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, with the written consent of the Borrower, to appoint a successor Administrative Agent.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the prior written consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    If neither the Required Lenders nor Administrative Agent have appointed a successor Administrative Agent or such successor has not accepted such appointment within 30 days after delivery of notice of resignation by the retiring Administrative Agent or the Removal Effective Date, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent until such time, if any, as the Required Lenders appoint a successor Administrative Agent and such successor accepts such appointment. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums held under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the Loan Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article 8). After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 8 and Section 9.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.
Section 8.08     Guaranty; Collateral.
(a)    Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to any Guaranty, any Collateral Documents and the other Loan Documents. Subject to Section 9.02, without further written consent or authorization from any Lender, the Administrative Agent may, without recourse or warranty, take any actions and execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 9.17 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.02) have otherwise consented and release any Lien on any property granted to or held by the Administrative Agent under any Collateral Document as contemplated by Section 9.17 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.02) have otherwise consented. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
(b)    Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that none of the Lenders shall have any right individually to enforce the Guaranty or any Collateral Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by Administrative Agent, for the benefit of the Lenders in accordance with the terms hereof and thereof.
(c)    Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full (other than contingent indemnification and other contingent obligations not then due) and all Commitments have terminated or expired, upon request of Borrower, the Administrative Agent shall take such actions as shall be required to release all guarantee obligations and all Liens on the Collateral as provided for in any Loan Document. Any such release of guarantee obligations or Liens shall be deemed subject to the provision that such guarantee obligations or Liens shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed or secured thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
Section 8.09     Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. If the Withholding Agent determines in its good faith discretion that it is required by applicable law to withhold Tax from a payment under any Loan Document to any Lender, the Withholding Agent shall notify the Borrower of its intention to so withhold Tax at least ten (10) Business Days prior to relevant payment date.
Section 8.10     Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(%3)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(%3)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agents and the Lenders and their respective agents and counsel and all other amounts due the Agents and the Lenders under Sections 2.09 and 9.03 allowed in such judicial proceeding); and

(%3)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and, in each case, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each other Agent and each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the other Agents and/or the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.09 and 9.03. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.09 and 9.03 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the other Agents and/or the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any other Agent or any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Agent or any Lender or to authorize Administrative Agent to vote in respect of the claim of any Agent or any Lender in any such proceeding.
ARTICLE 9
MISCELLANEOUS
Section 9.01     Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy (or other electronic image scan transmission (e.g. pdf via email)), as follows:
(i)    if to the Borrower, to it at:
Netflix, Inc.
100 Winchester Circle
Los Gatos, California 95032
Fax No.: (408) 317-0414
Attention: General Counsel
with a copy to:
Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road

Palo Alto, California 94304
Attention: John A. Fore
Fax: (650) 493-6811

(ii)    if to the Administrative Agent, to it at:
Morgan Stanley Senior Funding, Inc.
1300 Thames Street, 4th Floor
Thames Street Wharf
Baltimore, MD 21231
Attention: Agency Team
Fax: (212) 507-5010
with a copy to:
Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Attention: Michael Sherman
Fax: (212) 378-2598

(iii)    if to MSSF, in its capacity as a Lender, to it at:
Morgan Stanley Senior Funding, Inc.
1300 Thames Street, 4th Floor
Thames Street Wharf
Baltimore, MD 21231
Attention: Agency Team
Fax: (212) 507-5010

(iv)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (provided that any Lender may change its address or telecopy number by notice solely to the Administrative Agent and the Borrower).
(d)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) to the Borrower, any other Loan Party, any Lender or any other Person arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, including, without limitation, the transmission of Communications through the Platform, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction). “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 9.01, including through the Platform.
(e)    In the event the Borrower shall have any Equity Interests or other securities registered under Section 12 of the Exchange Act or otherwise files or is required to file reports under Section 15(d) of the Exchange Act, the Borrower and each Lender acknowledges that certain of the Lenders may be Public Lenders and, if any document, notice or other information required to be delivered hereunder is being distributed through the Platform, any information that the Borrower has indicated contains Non-Public Information will not be posted on that portion of the Platform designated for such Public Lenders. If the Borrower has not indicated whether a document, notice or other information provided to the Administrative Agent by or on behalf of the Borrower or any Subsidiary contains Non-Public Information, the Administrative Agent reserves the right to post such information solely on the portion of the Platform designated for Lenders that wish to receive material Non-Public Information with respect to the Borrower, the Subsidiaries and its and their securities. Notwithstanding the foregoing, nothing in this Section 9.01(e) shall create any obligation on the Borrower to indicate whether any information contains Non-Public Information, it being further agreed that if any such indication is provided by the Borrower in its discretion, such indication shall create no obligation on the Borrower to provide any such indication in the future.
(f)    Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United State federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non Public Information with respect to the Borrower, the Subsidiaries or its or their securities.
Section 9.02     Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time. Notwithstanding the foregoing Borrower and Administrative Agent may, without the consent of the other Lenders, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, defect or inconsistency if such amendment, modification or supplement of the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.
(b)    None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such amendment, waiver or consent shall: (i) extend or increase the Commitment of any Lender (including, without limitation, amending the definition of “Applicable Percentage”) without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided, however, that notwithstanding clause (ii) or (iii) of this Section 9.02(b), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate set forth in Section 2.10(c), (iv) change Section 7.02 or Section 2.15(b), Section 2.15(c) or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) waive any condition set forth in Section 4.01 (other than as it relates to the payment of fees and expenses of counsel), or, in the case of any Loans made on the Effective Date, Section 4.02, without the written consent of each Lender and (vii) release all or substantially all of the value of the Collateral or the Guarantees, without the written consent of each Lender, except to the extent release of any Collateral or any Guarantee is otherwise provided for in the Collateral Documents, Section 8.08 or Section 9.17, as applicable (in which case such release may be made by the Administrative Agent acting alone). Notwithstanding anything to the contrary herein, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent (it being understood that any change to Section 2.17 shall require the consent of the Administrative Agent).
(c)    Notwithstanding the foregoing, (i) this Agreement may be amended as contemplated by Section 2.18 to effect New Commitments pursuant to a Joinder Agreement with only the consent of the Administrative Agent, the Borrower, the other Loan Parties and the New Lenders providing New Commitments and (ii) any Loan Document may be entered into or amended to satisfy the requirements of Section 5.10 by the Administrative Agent and the Borrower, without the consent of any Lender.
(d)    Notwithstanding anything herein or in any other Loan Document to the contrary, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders or each directly affected Lender, as required, have approved any such amendment or waiver; provided, however, that any such amendment or waiver that would increase or extend the term of the Revolving Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest or fees owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender (other than in connection with the waiver of any obligation of the Borrower to pay interest at the default rate set forth in Section 2.10(c)) or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this paragraph, will require the consent of such Defaulting Lender.
Section 9.03     Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable and documented out of pocket costs and expenses incurred by the Administrative Agent, the Lenders, the Arrangers and their respective Affiliates (including, without limitation, the reasonable and documented fees and disbursements of one primary firm of counsel for the Administrative Agent, the Lenders and the Arrangers, taken as a whole) in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that the Borrower’s obligations under this clause (a)(i) solely with respect to the preparation, execution and delivery of the Loan Documents on the Effective Date shall be subject to the limitations provided for in the Engagement Letter, and (ii) all reasonable and documented costs and expenses incurred by the Administrative Agent, the Arrangers or any Lender (including, without limitation, the reasonable and documented fees, disbursements and other charges of one primary firm of counsel for the Administrative Agent, the Lenders and the Arrangers, taken as a whole (and if reasonably necessary, of a single regulatory counsel and a single local counsel in each appropriate jurisdiction and, in the case of an actual or potential conflict of interest where the

Administrative Agent, any Lender or any Arranger affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another primary firm of counsel for such affected person (and if reasonably necessary, of a single regulatory counsel and a single local counsel in each appropriate jurisdiction))), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 9.03, or in connection with the Loans made hereunder, including all such reasonable and documented costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    The Borrower shall indemnify the Administrative Agent, the Arrangers and each Lender, and each Related Party, successor, partner, representative or assign of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees, charges and disbursements of a primary firm of counsel for all such Indemnitees (and if reasonably necessary, of a single regulatory counsel and a single local counsel in each appropriate jurisdiction and, in the case of an actual or potential conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another primary firm of counsel for such affected Indemnitee (and if reasonably necessary, of a single regulatory counsel and a single local counsel in each appropriate jurisdiction))), incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective action, suit, inquiry, claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available, to the extent that such losses, claims, damages, liabilities, costs or reasonable and documented out-of-pocket costs or expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a material breach by such Indemnitee of its obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction by final and non-appealable judgment), or (z) arise from any dispute between and among Indemnitees, to the extent such dispute does not involve an act or omission by the Borrower or its Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any proceeding against the Administrative Agent or any Arranger, in each case, acting in such capacity. This Section 9.03(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims or damages arising from any non-Tax claim. The Borrower will not be required to indemnify any Indemnitee for any amount paid or payable by such Indemnitee in the settlement of any such indemnified losses, claims, damages, liabilities, costs or reasonable and documented expenses which is entered into by such Indemnitee without Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless there is a final, non-appealable judgment of a court of competent jurisdiction for the plaintiff. In the case of any proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such proceeding is brought by the Borrower, any of its equityholders or creditors, an Indemnitee or any other Person, or an Indemnitee is otherwise a party thereto.
Without limiting in any way the indemnification obligations of the Borrower pursuant to this Section 9.03(b) or of the Lenders pursuant to Section 8.06, to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof ; provided that nothing in this sentence shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.
(c)    All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.
Section 9.04     Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in subsection (c) of this Section 9.04), Indemnitees (to the extent provided in Section 9.03) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (%4) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Loans at the time owing to it) with the prior written consent of:
(A)    the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B)    the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.
(%4)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Revolving Loans and subject to Section 2.16(c), the amount of the Revolving Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $15,000,000 (or a greater amount that is an integral multiple of $1,000,000), unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee (unless otherwise agreed to by the Administrative Agent in its sole discretion) of $3,500;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material Non-Public Information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;
(E)    no such assignment shall be made to (i) any Loan Party nor any Affiliate of a Loan Party, (ii) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) any natural person;
(F)    in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs; and
(G)    (a)    No assignment or participation shall be made to any Person that was a Disqualified Institution, to the extent such Disqualified Institution has been identified in writing on the Platform, as of the date (the “Trade Date”) on which the assigning or participating Lender entered into a binding agreement to sell and assign or participate, as applicable, all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a supplement to the list of competitors or potential competitors or investors in such competitors or potential competitors pursuant to clause (b) of the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant (but such Person shall not be able to increase its Commitments or participations hereunder) and (y) such assignment or participation and, in the case of an assignment, the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (G)(a) shall not be void, but the other provisions of this clause (G)(a) shall apply.
(b)    The Administrative Agent (A) shall have the right (but not the obligation), and the Borrower hereby expressly authorizes the Administrative Agent, to post the list of Disqualified Institutions and any updates thereto from time to time on the Platform, including that portion of the Platform that is designated for “public side” Lenders and (B) shall provide the list of Disqualified Institutions and any updates thereto to each Lender or Participant requesting the same.
(%4)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.14 and Section 9.03); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) of this Section 9.04.
(%4)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 9.04(b)(iv), except to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register. The parties agree that the Register is intended to establish that the Loans and Commitments are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
(%4)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.15(d) or Section 8.06, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    (%4)    Subject to Section 9.04(b)(ii)(G), any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (but not to the Borrower or an Affiliate thereof) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.16 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(%4)    A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a Change in Law requiring a payment under Section 2.12 that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(b) with respect to any Participant.
(%4)    Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.05     Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default, Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.12, Section 2.13, Section 2.14, and Section 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the resignation of the Administrative Agent, the replacement of any Lender or the termination of this Agreement or any provision hereof.

Section 9.06     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy (or other electronic image scan transmission (e.g. pdf via email)) means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.07     Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 9.08     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09     Governing Law; Jurisdiction; Consent to Service of Process.
(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.
(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in subsection (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10     Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS

SECTION 9.10. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES IT JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
Section 9.11     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12     Confidentiality.
(a)    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents and related matters, and to not disclose the Information; provided that nothing herein shall prevent the Administrative Agent or the Lenders (collectively, the “Credit Parties”) and their respective Affiliates from disclosing any Information (i) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of their legal counsel (in which case such Credit Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (or any request by such a governmental bank regulatory authority)) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (ii) upon the request or demand of any regulatory authority having or purporting to have jurisdiction over an Credit Party or any of its Affiliates (in which case such Credit Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (or any request by such a governmental bank regulatory authority)), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (iii) to the extent that such Information become publicly available other than by reason of improper disclosure by such Credit Party or any of its Affiliates in violation of any confidentiality obligations owing to the Borrower or any of its Affiliates (including those set forth in this Section), (iv) to the extent that such information is received by a Credit Party from a third party that is not, to such Credit Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Borrower or any of its Affiliates, (v) to the extent that such information is independently developed by any Credit Party without use of the Information, (vi) to each Credit Party’s Affiliates and to its and their respective employees, legal counsel, independent auditors and other experts or agents (“Representatives”) who need to know such Information in connection with this Agreement and the transactions contemplated hereby and who are informed of the confidential nature of such Information and are or have been advised of their obligation to keep such Information confidential (it being understood that each Credit Party shall be responsible for any breach thereof by its Representatives), (vii) to Participants or potential or prospective Participants or assignees (in each case which are or would be permitted Participants or assignees under Section 9.04 and other than Disqualified Institutions) and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its Subsidiaries, in each case, who enter into a written agreement with or for the express benefit of the Borrower that they shall be bound by the terms of this Section (or a written agreement containing provisions substantially similar and not less protective of the Information than this Section), (viii) to the extent the Borrower shall have consented to such disclosure in writing, (ix) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under the Loan Documents and (x) for purposes of establishing a “due diligence” defense. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and the Commitments. For the purposes of this Section 9.12, “Information” means all memoranda or other information received from or on behalf of the Borrower, in connection with the Loan Documents and the facilities under the Loan Documents, relating to the Borrower or its business; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(A) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH ISSUING BANK AND EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 9.13     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14     No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person and (ii) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, each Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Arranger or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. The Borrower, on behalf of itself and each of its Subsidiaries and Affiliates, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Arranger or any Lender, on the one hand, and the Borrower, any of its Subsidiaries, or their respective equityholders or Affiliates, on the other.
Section 9.15     Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.16     USA PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each Guarantor that, pursuant to the requirements of the USA Patriot Act, it may be required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each Guarantor in accordance with the USA Patriot Act. The Borrower and each Guarantor shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender, as applicable, requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
Section 9.17     Release of Guarantors and Collateral.
(a)    The obligations of a Guarantor under the Guaranty shall be automatically and unconditionally released and discharged, and the Guaranty with respect to such Guarantor shall thereupon terminate and be discharged and of no further force and effect, and no further action by such Guarantor, the Borrower or the Administrative Agent shall be required for the release of the Guaranty with respect to such Guarantor:
(1)    concurrently with any sale, exchange, disposition or transfer (by merger or otherwise) of (x) any Equity Interests of such Guarantor following which such Guarantor is no longer a Subsidiary of the Borrower or (y) all or substantially all the properties and assets of such Guarantor to a Person that is not a Subsidiary of the Borrower;
(2)    upon the release or discharge by such Guarantor of all Indebtedness or the Guarantee which resulted in the obligation of such Guarantor to Guarantee the Obligations (or would have resulted in the creation of the obligation to of such Guarantor to Guarantee the Obligations had such Guarantor not already been a party to the Guaranty) so long as immediately after the release of the Guaranty with respect to such Guarantor, the Borrower would be in compliance with Section 6.01; or
(3)    upon the merger or consolidation of such Guarantor with and into either the Borrower or any other Guarantor that is the surviving person in such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all or substantially all of its property and assets to either the Borrower or another Guarantor.
(b)    The Lien on any asset constituting Collateral granted pursuant to the Collateral Documents shall be released in accordance with the terms of the applicable Collateral Documents governing such Lien.
(c)    Notwithstanding any other provision to the contrary, at such time as the Obligations (other than contingent indemnification and other contingent obligations not then due) have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created by any Collateral Document, and the Guaranty and each Collateral Document and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party thereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Loan Parties.
(d)    In connection with any release, discharge or termination pursuant to the foregoing clauses (a), (b) or (c) hereunder or under any other Loan Document, the Administrative Agent shall promptly take such actions and execute any such documents as may be reasonably requested by the Borrower to release or evidence the release of its Liens on any asset constituting Collateral and/or to release or evidence the release and/or terminate any and/or all obligations under any Loan Document, whether or not on the date of such release there may be any contingent indemnification and/or any other contingent obligations not then due. Any execution and delivery of documents pursuant to this Section 9.17 shall be without recourse to or warranty by the Administrative Agent. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent (and its representatives) in connection with the taking of such actions contemplated by this Section 9.17(d).
Section 9.18     Acknowledgement and Consent to Bail-in of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(%3)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(%3)    the effects of any Bail-in Action on any such liability, including, if applicable:
(%4)    a reduction in full or in part or cancellation of any such liability;
(%4)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(%4)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NETFLIX, INC.,
as Borrower

By: /s/ Jean-Christophe Berger
Name: Jean-Christophe Berger
Title: VP of Finance and Controller

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and as a Lender

By: /s/ Andrew Earls
Name: Andrew Earls
Title: Authorized Signatory

GOLDMAN SACHS BANK USA,
as a Lender

By: /s/ Josh Rosenthal
Name: Josh Rosenthal
Title: Authorized Signatory

JPMORGAN CHASE BANK, N.A.,
as a Lender

By: /s/ Peter B. Thauer
Name: Peter B. Thauer
Title: Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By: /s/ Anca Trifan
Name: Anca Trifan
Title: Managing Director

By: /s/ Marcus Tarkington
Name: Marcus Tarkington
Title: Director

WELLS FARGO BANK, N.A.,
as a Lender

By: /s/ Vanessa Sheh Meyer
Name: Vanessa Sheh Meyer
Title: Managing Director

SCHEDULE 2.01
Lenders and Revolving Commitments

Lender	Revolving Commitment
Morgan Stanley Senior Funding, Inc.	$100,000,000
Goldman Sachs Bank USA	$100,000,000
JPMorgan Chase Bank, N.A.	$100,000,000
Deutsche Bank AG New York Branch	$100,000,000
Wells Fargo Bank, N.A.	$100,000,000
Total	$500,000,000

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented, extended and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[Assignor [is] [is not] a Defaulting Lender]
2.	Assignee:	[Assignee is an [Affiliate] [Approved Fund] of [identify Lender]]
3.	Borrower:	Netflix, Inc.
4.	Administrative Agent:	Morgan Stanley Senior Funding, Inc., as administrative agent under the Credit Agreement
5.	Credit Agreement:	Revolving Credit Agreement, dated as of July [ ], 2017, among the Borrower, the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent.
6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans[1]	Percentage Assigned of Commitment[2]
Revolving Facility	$	$	%

Effective Date: __________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

___________________________

1	The minimum assignment amount shall be $15,000,000, unless otherwise agreed by the Borrower and the Administrative Agent.

2	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE]
By:
Name:
Title:

[CONSENTED TO AND ACCEPTED:
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent
By:
Name:
Title:

CONSENTED TO:
NETFLIX, INC.
By:
Name:
Title:] [3]

___________________________

3	Signature blocks to be added if such consent is required by Section 9.04(b) of the Credit Agreement.

ANNEX I
REVOLVING CREDIT AGREEMENT
Standard Terms and Conditions for
Assignment and Assumption
1.Representations and Warranties.

(a)Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

(b)Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements specified in the Credit Agreement (subject to consents, if any, as may be required thereunder) that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) and/or Section 5.01(b) thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) it is not a Disqualified Institution and (viii) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

2.Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding such Effective Date and to the Assignee for amounts which have accrued from and after such Effective Date.

3.Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date referred to in this Assignment and Assumption, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

4.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other means of electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

EXHIBIT B
FORM OF BORROWING REQUEST
Morgan Stanley Senior Funding, Inc., as Administrative Agent
for the Lenders party to the Credit Agreement referred to below
[Date]
Ladies and Gentlemen:
The undersigned, Netflix, Inc. (the “Borrower”), refers to the Revolving Credit Agreement, dated as of July [  ], 2017 (as amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”) and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Credit Agreement:
(i)    The Business Day of the Proposed Borrowing is ____________, 20____.1
(ii)    The aggregate principal amount of the Proposed Borrowing is [________].
(iii)    The Proposed Borrowing is to consist of [ABR Loans][Eurodollar Loans].
(iv)    [The initial Interest Period for the Proposed Borrowing is [one/two/three/six]/ [twelve months/insert period less than one month] 2.] 3
(v)    The location and number of the account or accounts to which funds are to be disbursed are as follows:
[Insert location and number of the account(s)]
The undersigned hereby certifies that the following statements will be true on the date of the Proposed Borrowing:

___________________________

1
In the case of a Eurodollar Borrowing, shall be a Business Day at least three Business Days after the date hereof; provided that any such notice shall be deemed to have been given on a certain day only if given before 1:00 p.m. (Local Time). In the case of ABR Loans, shall be a Business Day either (x) at least one Business Day after the date hereof (provided that any such notice shall be deemed to have been given on a certain day only if given before 1:00 p.m. (New York City time)) or (y) that is the date hereof (provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 a.m. (New York City time)); provided further that the aggregate principal amount of Revolving Loans requested pursuant to clause (y) at any one time shall not exceed $25,000,000.

2	Interest Periods of twelve or less than one month only available with the consent of each Lender.

3	To be included for a Proposed Borrowing of Eurodollar Loans.

(A)    the representations and warranties of the Borrower set forth in the Credit Agreement and in the other Loan Documents will be true and correct in all material respects, on and as of the date of the Proposed Borrowing, except that (i) for purposes of this Borrowing Request, the representations and warranties contained in Section 3.04(a) of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b) (subject, in the case of unaudited financial statements furnished pursuant to Section 5.01(b) of the Credit Agreement, to year-end audit adjustments), respectively, of Section 5.01 of the Credit Agreement, (ii) to the extent that such representations and warranties specifically refer to an earlier date, they were true and correct in all material respects as of such earlier date and (iii) to the extent that such representations and warranties are already qualified or modified by materiality in the text thereof, they will be true and correct in all respects; and
(B)    at the time of and immediately after giving effect to the Proposed Borrowing, no Default or Event of Default will have occurred and be continuing.
[Signature Page Follows]

The Borrower has caused this Borrowing Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours,
NETFLIX, INC.
By:
Name:
Title:

EXHIBIT C
FORM OF INTEREST ELECTION REQUEST
Morgan Stanley Senior Funding, Inc., as Administrative Agent
for the Lenders party to the Credit Agreement referred to below
[Date]
Ladies and Gentlemen:
The undersigned, Netflix, Inc. (the “Borrower”), refers to the Revolving Credit Agreement, dated as of July [  ], 2017 (as amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.05 of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of Loans referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.05 of the Credit Agreement:
(i)    The Proposed [Conversion] [Continuation] relates to the Borrowing of Loans originally made on ____________, 20____ (the “Outstanding Borrowing”) in the principal amount of $____________ and currently maintained as a Borrowing of [ABR Loans] [Eurodollar Loans with an Interest Period ending on ______________, ______].
(ii)    The Business Day of the Proposed [Conversion] [Continuation] is ______________, ______. 1
(iii)    [The Outstanding Borrowing][A portion of the Outstanding Borrowing in the principal amount of $__________] shall be [continued as a Borrowing of [Eurodollar Loans with an Interest Period of [one/two/three/six months]/[twelve months/insert period less than one month]2 ]] [converted into a Borrowing of [ABR Loans] [Eurodollar Loans with an Interest Period of [one/two/three/six months]/[twelve months/insert period less than one month] 3]]4.

___________________________

1
In the case of a Eurodollar Borrowing, shall be a Business Day at least three Business Days after the date hereof; provided that any such notice shall be deemed to have been given on a certain day only if given before 1:00 p.m. (Local Time). In the case of ABR Loans, shall be at least one Business Day after the date hereof (provided that any such notice shall be deemed to have been given on a certain day only if given before 1:00 p.m. (New York City time)).

2	Interest Periods of twelve months or less than one month only available with the consent of each Lender.

3	Interest Periods of twelve months or less than one month only available with the consent of each Lender.

4	If different options are selected for different portions of such Borrowing, include this information for each such portion.

[The undersigned hereby certifies that no Default or Event of Default has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation]].5
[Signature Page Follows]

___________________________

5
In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from an ABR Loan to a Eurodollar Loan or in the case of a continuation of a Eurodollar Loan.

The Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours,
NETFLIX, INC.
By:
Name:
Title:

EXHIBIT D
FORM OF REVOLVING NOTE
New York, New York
[Date]
FOR VALUE RECEIVED, NETFLIX, INC., a corporation organized and existing under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to ____________________________ or its registered assigns (the “Lender”), in Dollars, in immediately available funds, at the office of MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) at its Principal Office (such term, and each other capitalized term used but not defined herein shall have the meaning assigned to such term in the Revolving Credit Agreement, dated as of July [  ], 2017, among the Borrower, the lenders from time to time party thereto (including the Lender) and the Administrative Agent (as amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”)) on the Maturity Date the unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.
The Borrower promises also to pay to the Lender interest on the unpaid principal amount of each Revolving Loan incurred by the Borrower from the Lender in like money at said office from the date such Revolving Loan is made until paid at the rates and at the times provided in Section 2.10 of the Credit Agreement.
This Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment, in whole or in part, prior to the Maturity Date and the Revolving Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement.
In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.
THIS NOTE AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.
[Signature page follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by a duly authorized officer as of the date first written above.

NETFLIX, INC.
By:
Name:
Title:

EXHIBIT E
FORM OF GUARANTY AGREEMENT
GUARANTY AGREEMENT, dated as of [_______ __, 20__] (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, this “Agreement”), made by and among each of the undersigned guarantors (together with any other entity that becomes a guarantor hereunder pursuant to Section 19 hereof, each, a “Guarantor” and collectively, the “Guarantors”) in favor of MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Lenders (as defined below) and the Administrative Agent.
Reference is made to the Revolving Credit Agreement dated as of July [  ], 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Netflix, Inc. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent.
Under the circumstances described in Section of 5.10 of the Credit Agreement, the Borrower is required to cause any Domestic Restricted Subsidiary that is required to Guarantee the Obligations pursuant to Section 6.01 of the Credit Agreement to execute and deliver to the Administrative Agent this Agreement (or a joinder hereto).
The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. Each Guarantor, if any, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to continue to extend such credit. Accordingly, for valuable consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
SECTION 1.    Definitions. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.
(b)    The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.
SECTION 2.    Guarantee. (a) Each Guarantor hereby irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the Obligations of the Borrower. Each Guarantor further agrees that the due and punctual payment of the Obligations of the Borrower may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation. Each Guarantor hereby agrees to be liable under this Guaranty, without any limitation as to amount, for all present and future Obligations, including specifically all future increases in the outstanding amount of the Loans or other Obligations and other future increases in the Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents on the date hereof.
(b)    Each Guarantor agrees that the obligations of each Guarantor hereunder are independent of the obligations of each other Guarantor or any other guarantee of the Obligations of the Borrower and when making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Agent or Lender (collectively, the “Guaranteed Parties”) may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against guarantee of the Obligations of the Borrower or any right of offset with respect thereto.
(c)    To the maximum extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Guaranteed Party to assert any claim or demand or to enforce any right or remedy against the Borrower under the provisions of this Agreement (including under Section 2(b) above), any other Loan Document or otherwise; (ii) any extension or renewal of any of the Obligations; (iii) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of any other Loan Document or other agreement; (iv) the failure or delay of any Guaranteed Party to exercise any right or remedy against any other guarantor of the Obligations; (v) the failure of any Guaranteed Party to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument; (vi) any default, failure or delay, willful or otherwise, in the performance of the Obligations; (vii) any increases in the outstanding amount of Loans and other Obligations; or (viii) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity or which would impair or eliminate any right of any Guarantor to subrogation (other than payment in full of the Obligations (other than contingent indemnification and other contingent obligations not then due) or release pursuant to Section 17 hereof).
(d)    Each Guarantor further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Guaranteed Party to any balance of any deposit account or credit on the books of any Guaranteed Party in favor of the Borrower or any Subsidiary or any other Person.
(e)    No payment made by the Borrower, any of the Guarantors or any other Person or received or collected by any Guaranteed Party from the Borrower, any of the Guarantors or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of any of the Obligations) remain liable under this Guaranty until the discharge of all the Obligations of the Borrower (other than contingent indemnification and other contingent obligations not then due).
(f)    Except for the release or termination of a Guarantor’s obligations hereunder as provided in Section 17 hereof, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason other than the payment in full in cash of the Obligations (other than contingent indemnification and other contingent obligations not then due), and shall not be subject to any defense, setoff, reduction, counterclaim, recoupment, discharge or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise (other than repayment in full of the Obligations).

(g)    Each Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Guaranteed Party upon the bankruptcy or reorganization of the Borrower or otherwise.
(h)    In furtherance of the foregoing and not in limitation of any other right which any Guaranteed Party may have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation as and when the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Guaranteed Parties in cash an amount equal to the unpaid principal amount of such Obligation.
(i)    Notwithstanding anything to the contrary in this Agreement, each Guarantor shall be liable under this Agreement only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.
(j)    All rights and claims arising under this Section 2 or based upon or relating to any other right of reimbursement, contribution or subrogation that may at any time arise or exist in favor of any Guarantor as to any payment on account of the Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior discharge of the Obligations. Until complete and satisfactory discharge of the Obligations, no Guarantor shall demand or receive any payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case or receivership or insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Obligations. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Guaranteed Parties, and shall forthwith be transferred and delivered by such Guarantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.
SECTION 3.    [Reserved].
SECTION 4.    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that no Guaranteed Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.
SECTION 5.    Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.
SECTION 6.    Survival of Agreement. All covenants, agreements, representations and warranties made by each Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and shall survive the execution and delivery of this Agreement, the other Loan Documents and the making of any Loans, regardless of any investigation made by the Administrative Agent or on its behalf and notwithstanding that a Guaranteed

Party may have had notice or knowledge of any Default, Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as any Obligation (other than contingent indemnification and other contingent obligations not then due) is outstanding and unpaid and so long as the Commitments have not expired or terminated.
SECTION 7.    Binding Effect; Several Agreement; Successors and Assigns. (a) This Agreement shall become effective as to each Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent (regardless of whether any other Guarantor has executed and delivered a counterpart hereof) and a counterpart hereof shall have been executed on behalf of the Administrative Agent.
(b)    Following the effectiveness of this Agreement as to a Guarantor in accordance with subsection (a) of this Section 7, this Agreement shall be binding upon such Guarantor and the Administrative Agent and their respective permitted successors and assigns, and all covenants, promises and agreements by or on behalf of any Guarantor, the Administrative Agent and each other Guaranteed Party that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer any of its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.
SECTION 8.    [Reserved]
SECTION 9.    Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement.
(b)    Each Guarantor, jointly and severally, agrees to indemnify the Administrative Agent and the other Indemnitees against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses and costs (including the reasonable and documented fees, charges and disbursements of a primary firm of counsel for all such Indemnitees (and if reasonably necessary, of a single regulatory counsel and a single local counsel in each appropriate jurisdiction and, in the case of an actual or potential conflict of interest where the Indemnitee affected by such conflict informs the Guarantor of such conflict and thereafter retains its own counsel, of another primary firm of counsel for such affected Indemnitee (and if reasonably necessary, of a single regulatory counsel and a single local counsel in each appropriate jurisdiction))), incurred by or asserted against any Indemnitee by any third party or by the Guarantor or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Guarantor or (iii) any actual or prospective action, suit, inquiry, claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available (w) with respect to Taxes and amounts relating thereto (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), (x) to the extent that such losses, claims, damages, liabilities, costs or reasonable and documented out-of-pocket expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) if resulting from a material breach by such Indemnitee of its obligations under this Agreement (as determined by a court of competent jurisdiction by final and non-appealable judgment), or (z) if arising from any dispute between and among Indemnitees, to the extent such dispute does not involve an act or omission by the Borrower or its Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any proceeding against the Administrative Agent or any Arranger, in each case, acting in such capacity. No Guarantor shall be required to indemnify any Indemnitee for any amount paid or payable by such Indemnitee in the settlement of any such indemnified losses, claims, damages, liabilities, costs or reasonable and documented expenses which is entered into by such Indemnitee without Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless there is a final, non-appealable judgment of a court of competent jurisdiction for the plaintiff. In the case of any proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such proceeding is brought by the Borrower, any of its equityholders or creditors, an Indemnitee or any other Person, or an Indemnitee is otherwise a party thereto.
(c)    Any such amounts payable as provided hereunder shall be additional Obligations. The provisions of this Section 9 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9 shall be payable promptly after written demand therefor.
SECTION 10.    APPLICABLE LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.
SECTION 11.    Waivers; Amendment. (a) No failure or delay by any Guaranteed Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Guaranteed Party hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

(b)    Except as expressly provided in Section 19 hereof, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into between the Administrative Agent and each Guarantor with respect to which such waiver, amendment or modification is to apply, in accordance with Section 9.02 of the Credit Agreement.
SECTION 12.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES IT JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
SECTION 13.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
SECTION 14.    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or other electronic imaging means shall be effective as delivery of a manually signed counterpart of this Agreement.
SECTION 15.    Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 16.    Jurisdiction; Consent to Service of Process. (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or other Guaranteed Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.
(b)    Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in sub-section (a) of this Section 16. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 17.    Termination; Release of a Guarantor. This Agreement and the guarantees set forth herein shall terminate when all the Obligations (other than contingent indemnification and other contingent obligations not then due) have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement or, with respect to a particular Guarantor, when such Guarantor is released from its Guaranty pursuant to Section 9.17 of the Credit Agreement.
SECTION 18.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Guaranteed Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Guaranteed Party or such Affiliate to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Agreement held by such Guaranteed Party irrespective of whether or not such Guaranteed Party shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Guaranteed Party under this Section 18 are in addition to other rights and remedies (including other rights of setoff) which such Guaranteed Party may have. Each Guaranteed Party agrees to notify such Guarantor and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 19.    Additional Guarantors. It is understood and agreed that any Domestic Restricted Subsidiary that is required to execute a counterpart of, or joinder to, this Agreement after the date hereof pursuant to Section 5.10 of the Credit Agreement shall become a Guarantor hereunder by (x) executing and delivering a counterpart hereof to the Administrative Agent or executing a joinder agreement hereto and delivering same to the Administrative Agent, in each case as may be requested by (and in form and substance reasonably satisfactory to) the Administrative Agent and (y) taking all actions as specified in this Agreement as would have been taken by such Guarantor had it been an original party to this Agreement, in each case with all documents and actions required to be taken above to be taken to the reasonable satisfaction of the Administrative Agent.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[INSERT GUARANTOR NAME]
By:
Name:
Title:

[INSERT GUARANTOR NAME]
By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent
By:
Name:
Title:

EXHIBIT F
FORM OF COMPLIANCE CERTIFICATE
This Compliance Certificate is delivered to you pursuant to Section 5.01(c) of the Revolving Credit Agreement, dated as of July [  ], 2017 (as amended, restated, amended and restated, supplemented, extended or modified from time to time, the “Credit Agreement”), among Netflix, Inc. (the “Borrower”), the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
1.    I am the duly elected, qualified and acting [____________] 1 of the Borrower.
2.    I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of the Borrower.
3.    I have reviewed the terms of the Credit Agreement and the other Loan Documents. The financial statements for the fiscal [quarter][year] of the Borrower ended [_____________, _____] attached hereto as ANNEX 1 or otherwise delivered or deemed delivered to the Administrative Agent pursuant to the requirements of Section 5.01 of the Credit Agreement (the “Financial Statements”) present fairly in all material respects as of the date of each such statement the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied[, subject to normal year-end audit adjustments].2 No Default has occurred and is continuing as of the date hereof[, except for _________].3There has been no change in GAAP or in the application thereof applicable to the Borrower and its consolidated Subsidiaries since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement that has had an impact on the Financial Statements [, except for _________, the effect of which on the Financial Statements has been [_________]].4
IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

NETFLIX, INC.
By:
Name:
Title:

___________________________

1
Certificate may be signed by any Financial Officer of the Borrower (any of the chief financial officer, principal accounting officer, vice president of finance or corporate controller or most senior financial officer of the Borrower).

2	To be included only if the Compliance Certificate is certifying the quarterly financials.

3	Specify the details of any Default, if any, and any action taken or proposed to be taken with respect thereto.

4
If and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement had an impact on such financial statements, specify the effect of such change on the financial statements accompanying this Compliance Certificate.

ANNEX 1
[Applicable Financial Statements to be attached if applicable]

EXHIBIT G-1
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Revolving Credit Agreement, dated as of July [•], 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Netflix, Inc., as the Borrower, the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent. Capitalized terms used but not defined herein shall have the meaning given to them in the Credit Agreement.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if this certificate expires or becomes obsolete or inaccurate in any respect, the undersigned shall promptly deliver to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or notify the Borrower and the Administrative Agent in writing of its legal inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]
Dated:______________________________, 20[ ]

EXHIBIT G‑2
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Participants That Are Neither U.S. Persons Nor Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Revolving Credit Agreement, dated as of July [•], 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Netflix, Inc., as the Borrower, the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent. Capitalized terms used but not defined herein shall have the meaning given to them in the Credit Agreement.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if this certificate expires or becomes obsolete or inaccurate in any respect, the undersigned shall promptly deliver to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender ) or notify such Lender in writing of its legal inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]

[Participant]

By:
Name:
Title:

[Address]
Dated:______________________________, 20[ ]

EXHIBIT G‑3
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Participants That Are Not U.S. Persons And That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Revolving Credit Agreement, dated as of July [•], 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Netflix, Inc., as the Borrower, the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent. Capitalized terms used but not defined herein shall have the meaning given to them in the Credit Agreement.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (the “applicable partners/members”) is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of the applicable partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (v) none of the applicable partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or W-8BEN, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if this certificate expires or becomes obsolete or inaccurate in any respect, the undersigned shall promptly deliver to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender ) or notify such Lender in writing of its legal inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Participant]

By:
Name:
Title:

[Address]
Dated:______________________________, 20[ ]

EXHIBIT G‑4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Revolving Credit Agreement, dated as of July [•], 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Netflix, Inc., as the Borrower, the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent. Capitalized terms used but not defined herein shall have the meaning given to them in the Credit Agreement.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (the “applicable partners/members”) is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of the applicable partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (v) none of the applicable partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Borrower and the Administrative Agent with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or W-8BEN, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if this certificate expires or becomes obsolete or inaccurate in any respect, the undersigned shall promptly deliver to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or notify the Borrower and the Administrative Agent in writing of its legal inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]
Dated:______________________________, 20[ ]